Exhibit 10.2

EXECUTION COPY

KINETIC CONCEPTS, INC.

CREDIT AGREEMENT

August 11, 2003

MORGAN STANLEY SENIOR FUNDING, INC.,
AS ADMINISTRATIVE AGENT

MORGAN STANLEY & CO. INCORPORATED,
AS COLLATERAL AGENT

CREDIT SUISSE FIRST BOSTON,
AS SYNDICATION AGENT

MORGAN STANLEY SENIOR FUNDING, INC,
AS JOINT LEAD ARRANGER AND JOINT BOOK MANAGER

CREDIT SUISSE FIRST BOSTON,
AS JOINT LEAD ARRANGER AND JOINT BOOK MANAGER

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS ISSUING BANK

AND

JPMORGAN CHASE BANK, WELLS FARGO BANK,

NATIONAL ASSOCIATION AND THE BANK OF NOVA SCOTIA,

AS DOCUMENTATION AGENTS

TABLE OF CONTENTS

SECTION 1. DEFINITIONS
1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS
2.1	Revolving Credit Commitments
2.2	Procedure for Revolving Credit Borrowing
2.3	Commitment Fee
2.4	Termination or Reduction of Commitments; Repayment of Revolving Loans
2.5	L/C Commitment
2.6	Procedure for Issuance of Letters of Credit
2.7	Letter of Credit Fees, Commissions and Other Charges
2.8	L/C Participations
2.9	Reimbursement Obligation of the Company
2.10	Obligations Absolute
2.11	Letter of Credit Payments
2.12	Application
2.13	Swing Line Commitment
2.14	Procedure for Swing Line Borrowing; Prepayment of Swing Line Loans
2.15	Repayment of Swing Line Loans; Participations in Swing Line Borrowings

SECTION 3. AMOUNT AND TERMS OF TERM LOAN COMMITMENTS
3.1	Tranche B Term Loans
3.2	Procedure for Tranche B Term Loan Borrowing
3.3	Repayment of Tranche B Term Loans

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
4.1	Evidence of Debt
4.2	Optional Prepayments
4.3	Mandatory Prepayments of Loans and Reductions of Revolving Credit Commitments
4.4	Conversion and Continuation Options
4.5	Minimum Amounts and Maximum Number of Tranches
4.6	Interest Rates and Payment Dates
4.7	Computation of Interest and Fees
4.8	Inability to Determine Interest Rate
4.9	Pro Rata Treatment and Payments
4.10	Illegality
4.11	Requirements of Law
4.12	Taxes
4.13	Indemnity

4.14	Mitigation Obligations; Replacement of Lenders

SECTION 5. REPRESENTATIONS AND WARRANTIES
5.1	Financial Condition
5.2	No Change; Solvency
5.3	Existence; Compliance with Law
5.4	Corporate Power; Authorization; Enforceable Obligations
5.5	No Legal Bar
5.6	No Material Litigation
5.7	No Labor Controversy
5.8	No Default
5.9	Ownership of Property; Liens
5.10	Intellectual Property
5.11	No Burdensome Restrictions
5.12	Taxes
5.13	Federal Regulations
5.14	ERISA
5.15	Investment Company Act; Other Regulations
5.16	Subsidiaries
5.17	Purpose of Tranche B Term Loans and Revolving Loans
5.18	Environmental Matters
5.19	Regulation H
5.20	No Material Misstatements
5.21	Collateral
5.22	Senior Debt; No Other Designated Senior Debt
5.23	Chief Executive Office

SECTION 6. CONDITIONS PRECEDENT
6.1	Conditions to Effectiveness
6.2	Conditions to Each Extension of Credit

SECTION 7. AFFIRMATIVE COVENANTS
7.1	Financial Statements
7.2	Certificates; Other Information
7.3	Payment of Obligations
7.4	Conduct of Business and Maintenance of Existence
7.5	Maintenance of Property; Insurance
7.6	Inspection of Property; Books and Records; Discussions
7.7	Notices
7.8	Environmental Laws
7.9	Further Assurances
7.10	Additional Collateral
7.11	Interest Rate Protection

SECTION 8. NEGATIVE COVENANTS
8.1	Financial Condition Covenants
8.2	Limitation on Indebtedness

8.3	Limitation on Liens
8.4	Limitation on Guarantee Obligations
8.5	Limitation on Fundamental Changes
8.6	Limitation on Sale of Assets
8.7	Limitation on Dividends and Stock Purchases
8.8	Limitation on Capital Expenditures
8.9	Limitation on Investments, Loans and Advances
8.10	Limitation on Optional Payments and Modifications of Subordinated and Other Debt Instruments
8.11	Limitation on Transactions with Affiliates
8.12	Limitation on Sales and Leasebacks
8.13	Limitation on Negative Pledge Clauses
8.14	Limitation on Changes in Fiscal Year
8.15	Limitation on Lines of Business
8.16	Limitation on Subsidiary Distributions
8.17	Limitation on Management Fees
8.18	Designated Senior Debt
8.19	Chief Executive Office
8.20	Limitations on Activities of Special Purpose Subsidiaries

SECTION 9. EVENTS OF DEFAULT

SECTION 10. THE AGENTS
10.1	Appointment
10.2	Delegation of Duties
10.3	Exculpatory Provisions
10.4	Reliance by Agents
10.5	Notice of Default
10.6	Non-Reliance on Agents and Other Lenders
10.7	Indemnification
10.8	Agent in Its Individual Capacity
10.9	Successor Administrative Agent.
10.10	Agents and Arrangers

SECTION 11. MISCELLANEOUS
11.1	Amendments and Waivers
11.2	Notices
11.3	No Waiver; Cumulative Remedies
11.4	Survival of Representations and Warranties
11.5	Payment of Expenses and Taxes
11.6	Successors and Assigns; Participations and Assignments
11.7	Adjustments; Set-off
11.8	Counterparts
11.9	Severability
11.10	Integration
11.11	GOVERNING LAW
11.12	Submission To Jurisdiction; Waivers

11.13	Acknowledgements
11.14	WAIVERS OF JURY TRIAL
11.15	Confidentiality
11.16	Conversion of Currencies
11.17	Usury Savings Clause
11.18	Release of Mortgages and Other Security Documents

SCHEDULES

1.l(a)	-	Commitments
1.l(b)	-	Terms of Convertible Preferred
1.1(c)	-	Refinanced Existing Indebtedness
2.1(c)	-	Existing Letters of Credit
5.1	-	Sales, Transfers and Dispositions
5.2	-	Dividends, Distributions and Redemptions
5.9	-	Real Property
5.10	-	Claims with respect to Intellectual Property
5.16	-	Subsidiaries
5.18	-	Environmental Matters
8.2(e)	-	Existing Indebtedness
8.3(f)	-	Existing Liens
8.4(a)	-	Existing Guarantee Obligations
8.6(f)	-	Scheduled Asset Sales
8.9(k)	-	Existing Investments
11.2	-	Addresses for Notices

EXHIBITS

A	-	Form of Assignment and Assumption
B	-	Form of Guarantee and Collateral Agreement
C-l	-	Form of Revolving Credit Note
C-2	-	Form of Tranche B Term Note
C-3	-	Form of Swing Line Note
D	-	Form of Closing Certificate
E-1	-	Form of Legal Opinion of Skadden, Arps, Slate, Meagher and Flom LLP
E-2	-	Form of Legal Opinion of Cox & Smith Incorporated
F	-	Form of Swing Line Loan Participation Certificate
G	-	Form of Exemption Certificate
H	-	Form of Notice of Borrowing

CREDIT AGREEMENT, dated as of August 11, 2003, among KINETIC CONCEPTS, INC., a Texas corporation (the “Company”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”), as administrative agent for the Lenders hereunder, Morgan Stanley & Co. Incorporated, as collateral agent for the Lenders hereunder, Credit Suisse First Boston (“CSFB”), as syndication agent for the Lenders hereunder, Wells Fargo Bank, National Association, as issuing bank for the Lenders hereunder (the “Issuing Bank”) and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as documentation agents for the Lenders hereunder (the “Documentation Agents”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution hereof the Company is undertaking the Transactions (except with respect to those transactions which are contemplated herein to close after the date hereof), and in connection therewith has requested that the Lenders provide the facilities described herein, and the Lenders have agreed to provide the same on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1               Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired EBITDA”: with respect to any Permitted Acquisition by the Company or any of its Subsidiaries during any period, the portion of consolidated net income of the Prior Owner thereof for such period attributable to the Capital Stock or assets acquired by the Company or such Subsidiary pursuant to such Permitted Acquisition, as the case may be, plus, to the extent deducted in computing such portion of consolidated net income for such period, the sum of (a) income Tax expense, (b) interest expense, (c) depreciation and amortization expense and (d) other non-cash charges and expenses, all as determined with respect to such Capital Stock or assets while under the ownership of the Prior Owner in accordance with GAAP.

“Acquired Interest Expense”: with respect to any Permitted Acquisition by the Company or any of its Subsidiaries during any period, the sum of (a) the portion of interest expense, both expensed and capitalized, of the Prior Owner thereof for such period determined in accordance with GAAP (including that portion of payments under Financing Leases of the Prior Owner attributable to interest expense of the Prior Owner for such period in accordance with GAAP) attributable to any Indebtedness of the Prior Owner which is assumed by the Company or any of its Subsidiaries pursuant to such Permitted Acquisition and (b) the Interest Expense (as defined in clause (a) of the definition thereof) that would have been incurred by the Company from the beginning of such period through the date of consummation of such Permitted Acquisition had the

Indebtedness incurred by the Company or any of its Subsidiaries to finance such Permitted Acquisition been incurred on the first day of such period (assuming the rate of interest applicable to such Indebtedness during such period was equal to the rate of interest applicable to such Indebtedness on the date of consummation of such Permitted Acquisition).

“Acquisition”: as to any Person, the acquisition (in a single transaction or a series of related transactions) by such Person of (a) at least 50% of the outstanding Capital Stock of any other Person, (b) all or substantially all of the assets of any other Person or (c) assets constituting one or more business units or divisions of any other Person.

“Administrative Agent”: Morgan Stanley, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Administrative Agent’s Payment Office”: the address for payments set forth in subsection 11.2 or such other address as the Administrative Agent may from time to time specify in accordance with subsection 11.2.

“Affected Eurodollar Loans”: as defined in subsection 4.3(g).

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Persons”: the Agents and any successor agent pursuant to subsection 10.9, together with their respective Affiliates (including the Arrangers), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents”: collectively, the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Aggregate Revolving Credit Outstandings”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Revolving Credit Lender then outstanding, (b) an amount equal to the product of such Revolving Credit Lender’s Revolving Credit Commitment Percentage at such time and the L/C Obligations then outstanding, and (c) an amount equal to the product of such Revolving Credit Lender’s Revolving Credit Commitment Percentage at such time and the aggregate principal amount of all Swing Line Loans then outstanding.

“Agreement”: this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency”: as defined in subsection 11.16.

“Applicable Creditor”: as defined in subsection 11.16.

“Applicable Margin”: (a) in the case of the Revolving Loans (i) 1.50% if such Loans are Base Rate Loans and (ii) 2.50% if such Loans are Eurodollar Loans; and (b) in the case of the Tranche B Term Loans, (x) at any time that the Leverage Ratio is greater than 3.00 to 1.00, (i) 1.75% if such Loans are Base Rate Loans and (ii) 2.75% if such Loans are Eurodollar Loans and (y) in all other cases, (i) 1.50% if such Loans are Base Rate Loans and (ii) 2.50% if such Loans are Eurodollar Loans.

“Applicable Rate”: 0.50% per annum.

“Arrangers”: Morgan Stanley and CSFB, in their capacity as joint lead arrangers and joint book managers under this Agreement.

“Assignee”: as defined in subsection 11.6(c).

“Available Cash”: at any time, (a) the sum of (i) so long as no Default or Event of Default shall have then occurred and be continuing, the aggregate Available Revolving Credit Commitments of the Revolving Credit Lenders at such time and (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries at such time minus (b) the aggregate amount of Taxes that would then be payable if the cash or Cash Equivalents of the Foreign Subsidiaries were paid as a dividend to the Company or any of its Domestic Subsidiaries as a result of the payment of such dividend.

“Available Revolving Credit Commitment”: as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Credit Lender’s Revolving Credit Commitment in effect at such time over (b) the Aggregate Revolving Credit Outstandings of such Revolving Credit Lender at such time; collectively, as to all the Revolving Credit Lenders, the “Available Revolving Credit Commitments”.

“Banking Day”: (a) with respect to any borrowings, disbursements and payments in respect of and calculations and interest rates pertaining to Base Rate Loans, any Business Day, and (b) with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurodollar Loans, any Business Day which is also a day on which dealings are carried on in the London Interbank market.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (i) the rate of interest publicly announced by Citibank, N.A. as its “prime rate” and (ii) the Federal Funds Effective Rate in effect from time to time plus 0.5%; any change in the Base Rate due to a change in the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Federal Funds Effective Rate.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Base Year”: as defined in subsection 4.3(b).

“Benefited Lender”: as defined in subsection 11.7(a).

“Borrowing Date”: any Banking Day specified in a notice pursuant to subsection 2.2, 2.14 or 3.2 as a date on which the Company requests the Lenders to make Loans hereunder.

“Business”: as defined in subsection 5.18(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: as to any Person for any period, gross expenditures (whether paid in cash or other consideration or accrued by such Person and its Subsidiaries, but without duplication) for the rental, lease, purchase (including by way of the acquisition of securities of a Person), construction or use of any property during such period, the value or cost of which, in accordance with GAAP, would appear on such Person’s consolidated balance sheet in the category of property, plant or equipment at the end of such period, provided that the foregoing shall not be reduced for any sales or dispositions of any category of property, plant or equipment, provided, further, that the foregoing shall exclude (i) any expenditures for raw materials and work-in-process, (ii) any expenditures made with the Net Cash Proceeds of an asset sale or other disposition or a Casualty Event that are reinvested as permitted by subsection 4.3(d), (iii) any expenditures made with the Net Cash Proceeds of capital contributions from, or the issuance of Capital Stock to, the Sponsors and (iv) any expenditures for Permitted Acquisitions.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral Account”: as defined in subsection 4.3(a).

“Cash Equivalents”: (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor’s Rating Group (“S&P”) or at least P-2 by Moody’s Investors Service,

Inc. (“Moody’s”), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or at least A by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or (h) investments made by Foreign Subsidiaries in local currencies in instruments issued by or with entities of such jurisdiction having correlative attributes to the foregoing.

“Cash Interest Expense”: of the Company for any period, Consolidated Interest Expense of the Company for such period minus, in each case to the extent included in determining such Consolidated Interest Expense for such period, the sum of the following: (a) non-cash expenses for interest payable in kind, (b) amortization of debt discount and fees and (c) premiums paid in respect of the repayment of the Existing Subordinated Notes.

“Casualty Event”: with respect to any property of any Person, the receipt by such Person of insurance proceeds, or proceeds of a condemnation award or other compensation in connection with any loss of or damage to, or any condemnation or other taking of, such property.

“Certificate of Designations”: that certain Statement of Designations, Preferences and Rights of the Series A Convertible Participating Preferred Stock of Kinetic Concepts, Inc. that governs the rights and preferences of the Convertible Preferred.

“Closing Date”: the date of the initial funding of Loans hereunder.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereinafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent”:  Morgan Stanley & Co. Incorporated.

“Commitments”: the collective reference to the Revolving Credit Commitments and the Tranche B Term Loan Commitments; individually, a “Commitment”.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group which includes the Loan Parties and which is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble to this Agreement.

“Consolidated”: means such term as it applies to the Company and its Subsidiaries on a consolidated basis, after eliminating all intercompany items.

“Continuing Directors”: as defined in subsection 9(l).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Preferred”: the Company’s 9% convertible preferred securities on terms and conditions substantially similar to the terms set forth in the Certificate of Designations attached hereto as Schedule 1.1(b) or otherwise on terms and conditions reasonably satisfactory to the Arrangers.

“Convertible Preferred Documents”: the Convertible Preferred Purchase Agreement, the Investor Rights Agreement, the Certificate of Designations and any other agreements and documents executed and delivered in connection with the foregoing.

“Convertible Preferred Purchase Agreement”: that certain Series A Preferred Stock Purchase Agreement dated on or about August 11, 2003 among the Company and the investors named therein.

“CSFB”: as defined in the preamble to this Agreement.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“Documentation Agents”: as defined in the preamble to this Agreement.

“EBITDA”: with respect to any period, the sum of, without duplication, (a) Consolidated Net Income of the Company for such period plus, in each case to the extent deducted in determining such Consolidated Net Income for such period, the sum of the following (without duplication): (i) Consolidated Interest Expense of the Company, (ii) consolidated income Tax expense of the Company and its Consolidated Subsidiaries, (iii) consolidated depreciation and amortization expense of the Company and its Consolidated Subsidiaries, (iv) the unrealized foreign currency losses of the Company and its Consolidated Subsidiaries, (v) all other non-cash charges (including impairment charges with respect to goodwill) and expenses (including option expenses) of the Company and its Consolidated Subsidiaries, (vi) management fees paid to the Sponsors prior to August 31, 2003, (vii) cash expenses for option and stock repurchases for the 12-month period ending on and including the Closing Date, cash expenses related thereto incurred after the Closing Date, and cash expenses in connection with the Redemptions with respect to option repurchases, (viii) R&D expense write off for the twelve month period prior to the Closing Date, and (ix) charges, expenses or fees incurred in connection with the Transactions (including in connection with the extinguishment of Indebtedness but excluding accrued interest and bond tender premium) in an aggregate amount not to exceed $35 million, and minus, to the extent included in determining such Consolidated Net Income for such period, any unrealized foreign currency gains and any non-cash income or non-cash gains, all as determined on a consolidated basis in accordance with GAAP, plus (b) with respect to any Permitted Acquisitions made by the Company or any of its Subsidiaries during such period, the Acquired EBITDA of the Capital Stock or assets acquired pursuant to such Permitted Acquisitions while under the ownership of the Prior Owner thereof for the portion of such period prior to the consummation of such Permitted Acquisition, provided that EBITDA with respect to any period during which any Permitted Acquisition is consummated shall not include any interest income in respect of any cash (other than proceeds of Indebtedness incurred to finance any such Permitted Acquisition) used to finance such Permitted Acquisition.

“EMD CV”: European Medical Distributors, CV, a Dutch limited partnership.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, guidelines, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, or of human health or employee health and safety as they may be affected by the environment or by Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate for deposits in Dollars for the period commencing on the first day of such Interest Period and ending on the last day of such Interest Period which appears on Telerate Page 3750 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  If at least two rates appear on such Telerate Page for such Interest Period, the “Eurodollar Base Rate” shall be the arithmetic mean of such rates.  If the “Eurodollar Base Rate” cannot be determined in accordance with the immediately preceding sentences with respect to any Interest Period, the “Eurodollar Base Rate” with respect to each day during such Interest Period shall be the rate per annum appearing on Reuters Screen LIBOR Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  If at least two rates appear on Reuters Screen LIBOR Page, the “Eurodollar Base Rate” shall be the arithmetic mean of such rates.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Company:

(a)                               the sum of (i) EBITDA for such fiscal year, plus (ii) any decreases in Working Capital during such fiscal year,

minus

(b)                               the sum of, without duplication, (i) to the extent deducted in determining Consolidated Net Income of the Company for such fiscal year, the aggregate amount of Cash Interest Expense for such fiscal year plus (ii) scheduled principal amortization of Tranche B Term Loans during such fiscal year (whether or not such payments are made, but after giving effect to any reduction in such scheduled principal amortization as a result of voluntary prepayments), plus (iii) any voluntary prepayments of Tranche B Term Loans made during such fiscal year, plus (iv) any prepayments of Revolving Loans to the extent the Revolving Credit Commitments were concurrently reduced at the option of the Company by a like amount during such fiscal year, plus (v) the sum of, without duplication, (A) the aggregate amount paid, or required to be paid, in cash in respect of income Taxes during such fiscal year and (B) the aggregate amount of Taxes that would be payable if the portion of Consolidated Net Income of the Company for such fiscal year which was earned by Foreign Subsidiaries was paid as a dividend to the Company or any of its Domestic Subsidiaries during such fiscal year plus (vi) the aggregate amount of all Capital Expenditures made during such fiscal year in accordance with the terms hereof plus (vii) any increases in Working Capital during such fiscal year, plus (viii) the Acquired EBITDA of all Capital Stock or assets acquired pursuant to any Permitted Acquisitions made during such fiscal year while under the ownership of the Prior Owner thereof for the portion of such fiscal year prior to the consummation of each such

Permitted Acquisition plus (ix) the excess of (A) the aggregate amount of cash used to consummate Permitted Acquisitions during such fiscal year over (B) the increase in Working Capital during such fiscal year which is attributable to such Permitted Acquisitions, plus (x) the aggregate amount of cash used to make Investments under subsections 8.9(c), (f), (i), and (k), plus (xi) the aggregate amount of cash used to repurchase Capital Stock of the Company pursuant to subsection 8.7(i), plus (xii) charges, expenses or fees incurred in connection with the Transactions (including in connection with the extinguishment of Indebtedness), plus (xiii) management fees paid to the Sponsors prior to August 31, 2003, plus (xiv) cash expenses for option and stock repurchases for the 12-month period ending on and including the Closing Date, and cash expenses related thereto incurred after the Closing Date, and cash expenses in connection with the Redemptions with respect to option repurchases, in each case to the extent deducted in determining Net Income, plus (xv) the Net Cash Proceeds of asset sales and other dispositions and Casualty Events that were reinvested as permitted by subsection 4.3(d) during such fiscal year.

“Existing Subordinated Note Indenture”:  the Indenture, dated as of November 5, 1997, between the Company, the guarantors listed therein, and Marine Midland Bank, as trustee.

“Existing Subordinated Note Indenture Documents”:  the Existing Subordinated Note Indenture, the Existing Subordinated Notes, and any other notes, agreements, guaranties and documents executed and delivered in connection with the foregoing.

“Existing Subordinated Notes”:  the 9 5/8% Senior Subordinated Notes due 2007, Series A and the 9 5/8% Senior Subordinated Notes due 2007, Series B issued by the Company pursuant to the Existing Subordinated Note Indenture.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date”: the last day of each March, June, September and December (or if such day is not a Business Day, the next succeeding Business Day).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Foreign Currency Protection Agreements”: as to any Person, all foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect such Person against fluctuations in currency values.

“Foreign Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction outside the United States of America.

“GAAP”: generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee”: (a) the Guarantee and Collateral Agreement, or (b) any other guarantee delivered to the Administrative Agent guaranteeing the Obligations.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement, to be executed and delivered by the Company and each of the Domestic Subsidiaries, substantially in the form of Exhibit B, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.

“Guarantor”: any Person (other than the Company) which is now or hereafter becomes a party to the Guarantee and Collateral Agreement.

“IMD CV”: International Medical Distributors, CV, a Dutch limited partnership.

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person in respect of Foreign Currency Protection Agreements, Interest Rate Protection Agreements and any other commodity or other hedging arrangement and (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (the amount of any Indebtedness pursuant to this clause (f) shall be equal to the lesser of (i) the amount of such liabilities and (ii) the fair market value of such property).  For purposes of this Agreement, the amount of any Indebtedness referred to in clause (e) of the preceding sentence shall be the net amounts (including by offset of amounts payable thereunder), including any net termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated.  For the avoidance of doubt, all obligations under the Convertible Preferred are deemed not to be Indebtedness for all purposes hereunder.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”:  as defined in subsection 5.10.

“Interest Expense”: of the Company for any period, the sum of (a) the amount of interest expense, both expensed and capitalized, of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus, without duplication, that portion of payments under Financing Leases of the Company and its Consolidated Subsidiaries attributable to interest expense of the Company and its Consolidated Subsidiaries for such period in accordance with GAAP and (b) the Acquired Interest Expense of the Company and its Subsidiaries for such period.  For the avoidance of doubt, any dividends on the Convertible Preferred shall be deemed not to be interest expense for all purposes hereunder.

“Interest Payment Date”: (a) as to any Base Rate Loan or Swing Line Loan, the last day of each March, June, September and December (or if such day is not a Business Day, the next succeeding Business Day), (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(i)                                     initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)                                  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable written notice to the Administrative Agent not less than three Banking Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(1)                                  if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Banking Day;

(2)                                  any Interest Period pertaining to a Eurodollar Loan that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; and

(3)                                  the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement, to or under which the Company or any of its Subsidiaries is a party or a beneficiary.

“Investment”: as defined in subsection 8.9.

“Investor Rights Agreement”: that certain Investor Rights Agreement dated as of August 11, 2003, among the Company and the investors named therein.

“ISP”: the International Standby Practices of the International Chamber of Commerce (ISP 98).

“Issuing Bank”: Wells Fargo Bank, National Association, any of its affiliates or any other Lender which shall be appointed in accordance with the provisions hereof to act as Issuing Bank.

“Judgment Currency”: as defined in subsection 11.16.

“KCI Holding”: KCI Holding Company, Inc., a Delaware corporation.

“KCII Holdings LLC”: KCII Holdings, L.L.C., a Delaware limited liability company.

“KCII”: KCI International, Inc., a Delaware corporation.

“KCI International”: KCI International Holding Company, a Delaware corporation.

“L/C Obligations”:  at any time, the sum of (a) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of Reimbursement Obligations in respect of Letters of Credit which have not then been reimbursed by the Company pursuant to subsection 2.9.

“L/C Participants”: the collective reference to all the Revolving Credit Lenders other than the Issuing Bank.

“L/C Sublimit”: at any time, the lesser of (a) $30,000,000 and (b) the Revolving Credit Commitments then in effect.

“Lenders”: as defined in the preamble to this Agreement and including, without limitation, the Issuing Bank.

“Letter of Credit Application”: an application in such form as the Issuing Bank may specify from time to time, requesting the Issuing Bank to open a Letter of Credit.

“Letters of Credit”: as defined in subsection 2.5(a).

“Leverage Ratio”: at any time, the ratio of (a) Total Funded Debt at such time to (b) EBITDA for the most recent period of four consecutive fiscal quarters.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).  For the avoidance of doubt, “Liens” shall not include any precautionary notice of an ordinary course operating lease of personal property evidenced by a financing statement filed under the Uniform Commercial Code of any jurisdiction.

“Loan”: any loan made by any Lender or Swing Line Lender.

“Loan Documents”: this Agreement, any Notes, any Letter of Credit Applications, any Letters of Credit, any Swing Line Loan Participation Certificates and the Security Documents.

“Loan Notices”: notices from the Company with respect to borrowings, commitments, conversions and continuations, such as notices of borrowings, notices of termination or reduction of Revolving Credit Commitments, notices requesting the issuance of Letters of Credit, notices with respect to whether a Loan is to be a Eurodollar Loan, notices regarding continuing Eurodollar Loans, and notices regarding the conversion of Eurodollar Loans to Base Rate Loans and the conversion of Base Rate Loans to Eurodollar Loans.

“Loan Parties”: the Company and each Subsidiary of the Company which is a party to a Loan Document; individually, a “Loan Party”.

“Management Equity Plan”: the Company’s Management Equity Plan in effect on the Closing Date, as the same may be amended from time to time, or any successor stock option plan which governs the terms of stock options which were initially granted under the Management Equity Plan.

“Material Adverse Effect”:  a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Guarantor to perform its obligations hereunder or under any of the other Loan Documents or (c) the rights or remedies of the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or by-products or any hazardous or toxic substances, materials or wastes (including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation), that is regulated pursuant to or could give rise to liability under any applicable Environmental Law, whether or not such substance, material, or waste is defined as hazardous or toxic under any applicable Environmental Law.

“Minimum Tax Withholding”:  the amount which the Company or any of its subsidiaries is required to withhold in connection with employee related taxes, including, without limitation, federal and state withholding requirements, and FICA and Medicare taxes.

“Moody’s”: as defined in the definition of “Cash Equivalents.”

“Morgan Stanley”: as defined in the preamble to this Agreement.

“Mortgages”: the collective reference to the fee and ground leasehold mortgages, deeds of trust and other similar documents executed and delivered from time to time in accordance with the terms hereof by the Company and the Guarantors in favor of the Collateral Agent, in such form as shall be reasonably satisfactory to the Company and the

Administrative Agent, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) with respect to any sale or other disposition of assets by the Company or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including Cash Equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the subsequent sale or disposition of any non-cash consideration or Investments received in connection therewith or otherwise, but only as and when received) minus the sum of (i) the fees, commissions and other out-of-pocket expenses incurred by the Company or such Subsidiary in connection with such sale or other disposition, (ii) federal, state and local Taxes incurred in connection with such sale or other disposition, whether payable at such time or thereafter, (iii) reserves for indemnification obligations and purchase price adjustments reasonably expected to be payable by such Loan Party in connection therewith (it being understood that if such amount is not subsequently paid, such amount shall constitute “Net Cash Proceeds” at the time such payment is no longer required) and (iv) in the case of any such sale or other disposition of assets subject to a Lien securing any Indebtedness (which Lien and Indebtedness are permitted by this Agreement), any amounts required to be repaid by the Company or such Subsidiary in respect of such Indebtedness (other than Indebtedness under this Agreement) in connection with such sale or other disposition;

(b)                                 with respect to any issuance of any Indebtedness or Capital Stock by any Loan Party or any of its Subsidiaries or any capital contribution made to any Loan Party or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including Cash Equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or the subsequent sale or disposition of any non-cash consideration or Investments received in connection therewith or otherwise, but only as and when received) in connection with such issuance or capital contribution minus the documented fees, commissions and other out-of-pocket expenses incurred by such Loan Party and its Subsidiaries in connection with such issuance or capital contribution; and

(c)                                  with respect to proceeds received by any Loan Party or any of its Subsidiaries in respect of a Casualty Event, the amount of such proceeds minus (i) the documented out-of-pocket fees and expenses incurred by such Loan Party and its Subsidiaries in connection with the collection of such proceeds (including income taxes payable as a result of any gain recognized in connection therewith), (ii) any such proceeds received in respect of insurance which are required to be paid to any co-insured Persons or other loss payees with respect to such insurance, and (iii) in the case of any Casualty Event relating to any asset subject to a Lien securing any Indebtedness (which Lien and Indebtedness are permitted by this Agreement), any amounts required to be repaid by the Company or such Subsidiary in respect of such Indebtedness (other than Indebtedness under this Agreement) in connection with such Casualty Event.

“Net Income”: of the Company for any period, the net income of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period.

“Non-Excluded Taxes”: as defined in subsection 4.12(a).

“Notes”: the collective reference to the Revolving Credit Notes, the Swing Line Note, and the Tranche B Term Notes.

“Notice of Borrowing”: as defined in subsection 2.2.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Company to the Agents, or the Issuing Bank or to any Lender (or to any Affiliate of a Lender which enters into any Foreign Currency Protection Agreement or Interest Rate Protection Agreement with the Company), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Letters of Credit, any Foreign Currency Protection Agreement or Interest Rate Protection Agreement entered into with any Lender or any Affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Company pursuant hereto) or otherwise.

“Outstanding Swing Line Loans”: as defined in subsection 2.15(a).

“Participant”: as defined in subsection 11.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permanent Disability”: with respect to any option holder who is an employee of the Company or any of its Subsidiaries, the same meaning as such term or similar term is defined in an employment agreement applicable to the employee or, in the case of an option holder who does not have an employment agreement that defines such term or a similar term, means that the option holder is unable to perform substantially all his or her duties as an employee of the Company or any of its Subsidiaries by reason of illness or incapacity for a period of more than six consecutive months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Company.

“Permitted Acquisition”: any Acquisition, provided that (a) the Company satisfies, and is projected to continue to satisfy, after giving effect (on a pro forma basis)

to such Acquisition and any Indebtedness incurred in connection therewith, the financial covenants set forth in subsection 8.1 through the Tranche B Final Maturity Date as set forth in a certificate of the Chief Financial Officer of the Company delivered to the Administrative Agent at least five Business Days prior to the consummation of such Acquisition, (b) such Acquisition is approved by the Board of Directors (or a majority of holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such Acquisition, (c) no Default or Event of Default has then occurred and is continuing or would result therefrom, (d) the purchase price (including assumed indebtedness and the fair market value of the non-cash consideration in connection with such Acquisition) of such Acquisition does not exceed $20,000,000 individually and the purchase price of all such Acquisitions (i) in any given fiscal year does not exceed $30,000,000 in the aggregate and (ii) since the Closing Date does not exceed $100,000,000 in the aggregate (provided that, if the Company or any of its Subsidiaries receives Net Cash Proceeds of capital contributions by, or from the issuance of any Capital Stock (other than any such Net Cash Proceeds received and applied to finance the consummation of the Transactions) to, the Sponsors after the Closing Date, such aggregate limitation in this clause (d) shall be increased by the aggregate amount of such Net Cash Proceeds), (e) the Available Cash in effect at the time of such Acquisition (and after giving effect thereto) is at least $10,000,000, (f) the Company and its Subsidiaries shall be in compliance with the requirements of subsection 7.10 after giving effect to such Acquisition and (g) the aggregate purchase price (including assumed indebtedness and the fair market value of the non-cash consideration in connection with such Acquisition) of all such Acquisitions that relate to joint ventures shall not exceed $20,000,000.

“Permitted Post Closing Redemptions”: any repurchases or redemptions of the Company’s Capital Stock with:  (i) the net after Tax proceeds received pursuant to that certain Settlement Agreement, dated as of December 31, 2002, by and between the Company, certain of its subsidiaries and shareholders, and Hillenbrand Industries, Inc., certain of its subsidiaries and shareholders in an aggregate amount not to exceed $47 million, (ii) cash strike payments from the exercise of options and the estimated tax benefit to the Company from the Transactions, including the exercise or repurchase of stock options in connection therewith, or (iii) the cash proceeds from the issuance of the Convertible Preferred, in the case of clauses (i) and (ii), completed prior to June 30, 2004, and in the case of clause (iii), completed prior to October 31, 2003.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Placement Agreement”: that certain Placement Agreement dated as of July 23, 2003, among the Company, the guarantors named therein and the initial purchasers named therein.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Loan Party or a Commonly Controlled Entity is (or,

if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prior Owner”: with respect to any Permitted Acquisition by the Company or any of its Subsidiaries, the Person or Persons which was or were the owner(s) of the Capital Stock or assets acquired by the Company or such Subsidiary pursuant to such Permitted Acquisition.

“Projections”: as defined in subsection 5.20.

“Properties”: as defined in subsection 5.18(a).

“Redemption Documents”: all Offers to Purchase and related letters of transmittal or similar documents used in connection with the Redemptions.

“Redemptions” the initial repurchase or redemption of Capital Stock in an aggregate amount not to exceed $300 million, and any Permitted Post Closing Redemptions.

“Register”: as defined in subsection 11.6(d).

“Registration Rights Agreement”: that certain Registration Rights Agreement dated as of August 11, 2003 among the Company, the guarantors named therein and the initial purchasers named therein.

“Regulation S-X”: Regulation S-X under the Securities Act as in effect from time to time.

“Regulation T”: Regulation T of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Reimbursement Obligations”: the obligation of the Company to reimburse the Issuing Bank pursuant to subsection 2.9 for amounts drawn under Letters of Credit.

“Related Fund”: with respect to any Lender that is a fund, any other fund that invests in loans and is managed by a Lender, an Affiliate of a Lender or the same investment adviser that manages such Lender or by an affiliate of such investment adviser.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period has been waived by regulation.

“Required Lenders”: at any time, Lenders the Voting Percentages of which aggregate more than 50%.

“Required Revolving Credit Lenders”: at any time, Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate more than 50%.

“Required Tranche B Lenders”: at any time, Tranche B Lenders the Tranche B Commitment Percentages of which aggregate more than 50%.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: (a) with respect to the Company, the chief executive officer, the president or any senior vice president of the Company or, with respect to financial matters, the chief financial officer, the vice president of accounting, the vice president of finance or the treasurer of the Company and (b) with respect to any Subsidiary of the Company, the chief executive officer, the president or manager or comparable officer of such Subsidiary or, with respect to financial matters, the chief financial officer of such Subsidiary.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender to (a) make Revolving Loans, (b) issue or participate in Letters of Credit, and (c) participate in Swing Line Loans, in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth under such Lender’s name in Schedule 1.1(a) opposite the heading “Revolving Credit Commitment” (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all such Lenders, the “Revolving Credit Commitments”.

“Revolving Credit Commitment Percentage”: as to any Revolving Credit Lender:

(a)                                  at any time prior to the termination of the Revolving Credit Commitments, the percentage which (i) such Revolving Credit Lender’s Revolving Credit Commitment then constitutes of (ii) the Revolving Credit Commitments of all the Lenders, and

(b)                                 at any time after the termination of the Revolving Credit Commitments, the percentage which (i) (x) the aggregate principal amount of such Revolving Credit Lender’s Revolving Loans then outstanding plus (y) the product of (A) such Revolving Credit Lender’s Revolving Credit Commitment Percentage immediately prior to the termination of the Revolving Credit

Commitments (giving effect to any permitted assignments after such termination) times (B) the sum of (1) the L/C Obligations, and (2) the aggregate principal amount of Swing Line Loans then outstanding then constitutes of (ii) the sum of (x) the aggregate principal amount of Revolving Loans of all the Revolving Credit Lenders then outstanding plus (y) the aggregate L/C Obligations of all the Revolving Credit Lenders then outstanding plus (z) the aggregate principal amount of Swing Line Loans then outstanding.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Lender”: any Lender having a Revolving Credit Commitment or that holds outstanding Revolving Loans hereunder.

“Revolving Credit Note”: as defined in subsection 4.1(d).

“Revolving Credit Termination Date”: the earlier of (a) the sixth anniversary of the Closing Date and (b) the date upon which the Revolving Credit Commitments shall be terminated pursuant to this Agreement.

“Revolving Loans”: as defined in subsection 2.1(a).

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Mortgages, the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Company and its Subsidiaries hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including, without limitation, any security document delivered pursuant to subsection 7.10.

“Senior Subordinated Note Indenture”: the Indenture, dated as of August 11, 2003, between the Company and U.S. Bank National Association, as trustee, for the issuance of the Senior Subordinated Notes.

“Senior Subordinated Note Indenture Documents”: the Senior Subordinated Note Indenture, the Senior Subordinated Notes, the Registration Rights Agreement, the Placement Agreement and any other notes, agreements, guaranties and documents executed and delivered in connection with the foregoing.

“Senior Subordinated Notes”: the 7 3/8% senior subordinated unsecured notes issued by the Company pursuant to the Senior Subordinated Note Indenture and any other notes issued in exchange therefor and in accordance with any registration rights document entered into in connection with the issuance of the Senior Subordinated Notes.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person on a particular date, the condition that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Subsidiaries”: KCI International and KCII Holdings LLC.

“Sponsors”: (i) Dr. James R.  Leininger, his spouse, his immediate family members, his heirs, any of his estate planning vehicles and any of their Affiliates, (ii) Fremont Purchaser II, Corp. and its Affiliates and (iii) RCBA Purchaser I, L.P. and its Affiliates.

“Subordinated Debt”: (a) any unsecured Indebtedness of the Company with terms and conditions at least as favorable to the Lenders as those applicable to the Senior Subordinated Notes and (b) any other unsecured Indebtedness of the Company, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the earlier of (i) the tenth anniversary of the Closing Date and (ii) one year after the date of the final scheduled installment of Loans under this Agreement; the payment of the principal of and interest on which and other obligations of the Company in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions at least as favorable to the Lenders as those applicable to the Senior Subordinated Notes; and all other terms and conditions of which are reasonably satisfactory in form and substance to the Required Lenders (as evidenced by their prior written approval thereof).

“Subordinated Debt Documentation”: the agreements, indentures and other documentation pursuant to which any Subordinated Debt is issued.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.  For all purposes under this Agreement, the term “Subsidiary” shall not include any grantor trust beneficially owned by the Company or any of its Subsidiaries as of the Closing Date, regardless of whether such grantor trust would be treated as a subsidiary of the Company under GAAP.

“Swing Line Commitment”: at any time, the obligation of the Swing Line Lender to make Swing Line Loans pursuant to subsection 2.13.

“Swing Line Lender”: Morgan Stanley, in its capacity as provider of the Swing Line Loans.

“Swing Line Loans”: as defined in subsection 2.13.

“Swing Line Loan Participation Certificate”: a certificate, substantially in the form of Exhibit F.

“Swing Line Note”: as defined in subsection 4.1(d).

“Syndication Agent”: CSFB, together with its affiliates, as the syndication agent for the Lenders under this Agreement.

“S&P”: as defined in the definition of “Cash Equivalents.”

“Taxes”: as defined in subsection 4.12.

“Total Funded Debt”: on any date, with respect to the Company and its Subsidiaries on a Consolidated basis, all Indebtedness of the Company and its Subsidiaries which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year after the date of incurrence thereof, and any such Indebtedness maturing within one year from the date of incurrence which is directly or indirectly renewable or extendible at the option of such Person to a date more than one year from such date of incurrence (including an option of such Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from such date of incurrence) and all Guarantee Obligations of the Company and its Subsidiaries on such date in respect of any such Indebtedness of Persons other than the Company and its Subsidiaries.

“Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches”.

“Tranche B Commitment”:  as to any Lender, the obligation of such Lender to make a Tranche B Term Loan to the Company pursuant to subsection 3.1 in an aggregate amount equal to the amount set forth under such Lender’s name in Schedule 1.1(a) opposite the heading Tranche B Commitment; collectively, as to all such Lenders, the “Tranche B Commitments”.  The Tranche B Commitments shall be $480.0 million, and shall be fully drawn on the Closing Date.

“Tranche B Commitment Percentage”: as to any Tranche B Lender, the percentage which the outstanding principal amount of such Tranche B Lender’s Tranche B Term Loan then constitutes of the aggregate principal amount of Tranche B Term Loans of all the Tranche B Lenders then outstanding.

“Tranche B Final Maturity Date”: the seventh anniversary of the Closing Date.

“Tranche B Lender”: any Lender that holds outstanding Tranche B Term Loans.

“Tranche B Term Loan”: any Tranche B Term Loan made on the Closing Date pursuant to subsection 3.1.

“Tranche B Term Note”: as defined in subsection 4.1(d).

“Transactions”: the borrowing of the Loans hereunder on the Closing Date, the issuance of the Senior Subordinated Notes, the issuance of the Convertible Preferred on or prior to October 31, 2003, the Redemptions, the refinancing of the Company’s Indebtedness identified on Schedule 1.1(c), and the payment of fees and expenses related to the foregoing.

“Transaction Documents”: the Senior Subordinated Note Indenture Documents, the Convertible Preferred Documents and the Redemption Documents.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Voting Percentage”: as to any Lender:

(a)                                  at any time prior to the termination of the Revolving Credit Commitments, the percentage which (i) the sum of (x) such Lender’s Revolving Credit Commitment plus (y) the outstanding principal amount of such Lender’s Tranche B Term Loans then constitutes of (ii) the sum of (x) the Revolving Credit Commitments of all the Lenders plus (y) the aggregate principal amount of Tranche B Term Loans of all the Lenders then outstanding, and

(b)                                 at any time after the termination of the Revolving Credit Commitments, the percentage which (i) the sum of (x) the aggregate principal amount of such Lender’s Loans (other than Swing Line Loans) then outstanding plus (y) the product of (A) such Lender’s Revolving Credit Commitment Percentage immediately prior to the termination of the Revolving Credit Commitments (giving effect to any permitted assignments after such termination) times (B) the sum of (1) the L/C Obligations, and (2) the aggregate principal amount of Swing Line Loans then outstanding then constitutes of (ii) the sum of (x) the aggregate principal amount of Loans of all the Lenders then outstanding plus (y) the aggregate L/C Obligations of all the Lenders then outstanding.

“Working Capital”: at any date, the sum of (a) all amounts which would, in conformity with GAAP, be included under current assets (other than cash and Cash Equivalents) on a balance sheet of the Company and its Subsidiaries on a Consolidated basis on such date minus (b) all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet (other than Indebtedness) of the Company and its Subsidiaries on a Consolidated basis on such date.

1.2               Other Definitional Provisions.

(a)                                  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1               Revolving Credit Commitments.

(a)                                  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (each a “Revolving Loan”) to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Credit Lender’s Revolving Credit Commitment Percentage at such time of the sum of (i) the then outstanding L/C Obligations, and (ii) the aggregate principal amount of Swing Line Loans then outstanding, does not exceed the amount of such Revolving Credit Lender’s Revolving Credit Commitment at such time.  During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof.

(b)                                 The Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 2.2 and 4.4, provided that no Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(c)                                  All letters of credit under the Company’s existing credit agreement with Bank of America, N.A. set forth on Schedule 2.1(c) hereto shall be replaced with Letters of Credit issued hereunder on or within 10 days of the Closing Date.  The existing letter of credit issued by Wells Fargo Bank, National Association and set forth on Schedule 2.1(c) hereto shall be deemed to be a Letter of Credit issued hereunder.

2.2               Procedure for Revolving Credit Borrowing.  The Company may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Banking Day, provided that the Company shall give the Administrative Agent irrevocable written notice in substantially the form of Exhibit H hereto (a “Notice of Borrowing”) (which notice, except as provided in subsection 2.9, must be received by the Administrative Agent prior to 12 Noon, Central time, (a) three Banking Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurodollar Loans, or (b) one Banking Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans or Base Rate Loans, or a combination thereof, and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.  Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans (except for Base Rate Loans made pursuant to subsection 2.9), $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company, at the office of the Administrative Agent specified in subsection 11.2 prior to 1 P.M., Central time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent in Dollars.  Except as provided in subsection 2.9, such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office (or such other account as may be designated by the Company and as may be acceptable to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3               Commitment Fee.  The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Revolving Credit Termination Date, computed at a rate per annum equal to the Applicable Rate on the average daily amount of such Revolving Credit Lender’s Available Revolving Credit Commitment during the period for which payment is made (calculated as if no Swing Line Loans were outstanding during such period), payable quarterly in arrears on each Fee Payment Date and on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Commitments terminate as provided herein).

2.4               Termination or Reduction of Commitments; Repayment of Revolving Loans.

(a)                                  The Company shall have the right, upon not less than three Business Days’ written notice to the Administrative Agent (which will promptly notify the Revolving Credit Lenders thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders would exceed the Revolving Credit Commitments then in effect.  Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

(b)                                 The Revolving Credit Commitments shall also be automatically reduced as provided in subsection 4.3.  Any such reduction shall ratably and permanently reduce the Revolving Credit Commitments then in effect.

(c)                                  The Company hereby unconditionally promises to pay to the Administrative Agent on the Revolving Credit Termination Date (or such earlier date on which the Revolving Loans become due and payable pursuant to Section 9) for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan of such Revolving Credit Lender made to the Company.  The Company hereby further agrees to pay interest on the unpaid principal amount of the Revolving Loans made to it from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsections 4.6 and 4.9.

2.5               L/C Commitment.

(a)                                  Subject to the  terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 2.8(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Company on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Bank, provided that (i) the Issuing Bank shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (A) the L/C Obligations would exceed the L/C Sublimit or (B) the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders at such time would exceed the Revolving Credit Commitments at such time and (ii) the Issuing Bank shall not issue any Letter of Credit unless it shall have received notice from the Administrative Agent that the issuance of such Letter of Credit will not violate clause (i) above.

(b)                                 Each Letter of Credit shall (i) be denominated in Dollars, other than the existing letter of credit issued by Wells Fargo Bank, National Association and set forth on Schedule 2.1(c) hereto which shall be denominated in British pounds sterling, (ii) be either (x) a standby letter of credit issued to support obligations of the Company or any of its Subsidiaries, contingent or otherwise or (y) a commercial letter of credit issued in respect of the purchase of goods or services by the Company or any of its Subsidiaries and (iii) expire no later than the earlier of (x) the date that is 12 months after the date of its issuance and (y) the thirtieth Business Day prior to the Revolving Credit Termination Date, provided that, subject to the immediately preceding clause (y), any standby Letter of Credit may, at the request of the Company as set forth in the applicable Letter of Credit Application, be automatically extended on each anniversary of the issuance thereof for an additional period of one year unless the Issuing Bank which issued such Letter of Credit shall have given prior written notice to the Company and the beneficiary of such Letter of Credit at least 30 Business Days prior to the date of termination of such Letter of Credit that such Letter of Credit will not be extended and the Issuing Bank shall permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed.

(c)                                  Each Letter of Credit shall be subject to the Uniform Customs, the ISP (to the extent applicable) and, to the extent not inconsistent therewith, the laws of the State of New York.

(d)                                 The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.6               Procedure for Issuance of Letters of Credit.  The Company or any Subsidiary may from time to time request that the Issuing Bank issue a Letter of Credit by (a) delivering to the Issuing Bank at its address for notices specified herein in such manner as may be agreed by or be acceptable to the Issuing Bank (including by electronic transmission) a Letter of Credit Application, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request and (b) concurrently delivering a written notice to the Administrative Agent that such Letter of Credit has been requested.  Upon receipt of any such Letter of Credit Application, the Issuing Bank agrees to process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Bank and the Company with respect thereto.  The Issuing Bank shall furnish a copy of each Letter of Credit issued by the Issuing Bank to the Company and the Administrative Agent promptly following the issuance thereof.

2.7               Letter of Credit Fees, Commissions and Other Charges.

(a)                                  The Company shall pay to the Issuing Bank with respect to each Letter of Credit issued by it under this Agreement, for the account of the Issuing Bank, a fronting fee with respect to the period from the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit, computed at a rate of 0.25% per annum on the average aggregate amount available to be drawn under such Letter of Credit during the period for which such fee is calculated.  Such fronting fee shall be payable in arrears on each Fee Payment Date to occur after the issuance of such Letter of Credit and on the Revolving Credit Termination Date (or on such earlier date as the Revolving Credit Commitments shall terminate as provided herein) and shall be nonrefundable.

(b)                                 The Company shall pay to the Administrative Agent, for the account of the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued under this Agreement with respect to the period from the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin in respect of Revolving Loans which are Eurodollar

Loans from time to time in effect on the average aggregate amount available to be drawn under such Letter of Credit during the period for which such fee is calculated.  Such commission shall be shared ratably among the L/C Participants in accordance with their respective Revolving Credit Commitment Percentages.  Such commission shall be payable in arrears on each Fee Payment Date to occur after the issuance of such Letter of Credit and on the Revolving Credit Termination Date (or on such earlier date as the Revolving Credit Commitments shall terminate as provided herein) and shall be nonrefundable.

(c)                                  In addition to the foregoing fees and commissions, the Company shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

(d)                                 The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

2.8               L/C Participations.

(a)                                  The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage of the Issuing Bank’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Company in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s then Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.  Each L/C Participant’s obligation to make the payment referred to in the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Participant or the Company may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries, (iv) any breach of this Agreement by any Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)                                 If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to subsection 2.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction, the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 2.8(a) is not in fact made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans hereunder.  A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 2.8(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof, provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

2.9               Reimbursement Obligation of the Company.  The Company agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Company of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of such draft so paid and any Taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment.  Each such payment shall be made to the Issuing Bank at its address for notices specified herein in Dollars and in immediately available funds.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Company and the Administrative Agent of the date and amount thereof.  If the Issuing Bank notifies the Company prior to 10:00 A.M., Central time, on any Business Day, of any drawing under any Letter of Credit issued by it, the Company shall reimburse the Issuing Bank pursuant to this subsection with respect to such drawing on such Business Day.  If the Issuing Bank notifies the Company and the Administrative Agent after 10:00 A.M., Central time, on any Business Day of any drawing under any Letter of Credit, the Company shall reimburse the Issuing Bank pursuant to this subsection with respect to such drawing on the next succeeding Business Day and interest shall be payable on the amount of such drawing for such period at the rate then applicable to Base Rate Loans hereunder.  If any amount payable under this subsection is not paid when due, the Company shall be deemed to have requested a Base Rate Loan equal to such amount (without regard to the minimum amounts and multiples specified in subsection 2.2), and interest shall be payable on such amount from the date such amount becomes payable under this subsection, which shall be deemed to be the requested Borrowing Date, until payment in full thereof at the rate which would be payable on any outstanding Base Rate Loans.

2.10                           Obligations Absolute.

(a)                                  The Company’s obligations under subsections 2.7 and 2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off,

counterclaim or defense to payment which the Company may have or have had against the Issuing Bank, any L/C Participant or any beneficiary of a Letter of Credit.

(b)                                 Except as provided in clause (c) below, the Company also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Company’s Reimbursement Obligations under subsection 2.9 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or (ii) any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (iii) any claims whatsoever of any Loan Party against any beneficiary of such Letter of Credit or any such transferee.

(c)                                  Neither the Issuing Bank nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct.

(d)                                 The Company agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Company and shall not result in any liability of the Issuing Bank or any L/C Participant to any Loan Party.

2.11                           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the responsibility of the Issuing Bank to the Loan Parties in connection with such draft shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

2.12                           Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

2.13                           Swing Line Commitment.  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans in Dollars (“Swing Line Loans”) to the Company from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000, provided that, (a) after giving effect to any such Swing Line Loans, the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders at such time do not exceed the Revolving Credit Commitments at such time and (b) the Swing Line Lender shall not make any Swing Line Loan unless it shall have received notice from the Administrative Agent that the making of such Swing Line Loan will not violate clause (a) above.  During the Revolving Credit Commitment Period, the Company may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  All

Swing Line Loans shall be Base Rate Loans and may not be converted into Loans that bear interest at any other rate.

2.14                           Procedure for Swing Line Borrowing; Prepayment of Swing Line Loans.  The Company may borrow under the Swing Line Commitment during the Revolving Credit Commitment Period on any Business Day, provided that the Company shall give the Swing Line Lender and the Administrative Agent irrevocable written notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, Central time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in an aggregate minimum amount of $500,000 or a whole multiple of $50,000 in excess thereof.  The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Company at the office of the Swing Line Lender by 2:00 P.M. (Central time) on the Borrowing Date by crediting the account of the Company at such office with such proceeds.  The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 1:00 P.M. (Central time) on any Business Day of the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an aggregate principal amount of $500,000 or a whole multiple of $50,000 in excess thereof.

2.15                           Repayment of Swing Line Loans; Participations in Swing Line Borrowings.

(a)                                  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of the Swing Line Loans on the Revolving Credit Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9).  The Company hereby further agrees to pay interest on the unpaid principal amount of Swing Line Loans from time to time outstanding from the date of borrowing thereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsections 4.6 and 4.9.  The Swing Line Lender, at any time in its sole and absolute discretion may, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf) request each Revolving Credit Lender (including the Swing Line Lender) to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given (the “Outstanding Swing Line Loans”).  Unless any of the events described in paragraph (f) of Section 9 shall have occurred with respect to the Company (in which event the procedures of paragraph (c) of this subsection 2.15 shall apply) each Revolving Credit Lender shall make the proceeds of its Revolving Loan available to the Administrative Agent for the account of the Swing Line Lender at the Administrative Agent’s Payment Office prior to 1:00 P.M. (Central time) in funds immediately available in Dollars on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans.  Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note.  The Company authorizes the Swing Line Lender to charge the Company’s accounts with the Swing Line Lender (up to the amount available in each such account) in order to immediately pay the amount of its outstanding Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such outstanding Swing Line Loans.

(b)                                 Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make any Swing Line Loans if the conditions set forth in subsection 6.2 have not been satisfied.

(c)                                  If prior to the making of a Revolving Loan pursuant to paragraph (a) of this subsection 2.15 one of the events described in paragraph (f) of Section 9 shall have occurred and be continuing with respect to the Company, each Revolving Credit Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in subsection 2.15(a), purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to (i) its Revolving Credit Commitment Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding.  Each Revolving Credit Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swing Line Lender will deliver to such Revolving Credit Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d)                                 Whenever, at any time after any Revolving Credit Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded), provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(e)                                  Each Revolving Credit Lender’s obligation to make the Revolving Loans referred to in subsection 2.15(a) and to purchase participating interests pursuant to subsection 2.15(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Company may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.  AMOUNT AND TERMS OF TERM LOAN COMMITMENTS

3.1               Tranche B Term Loans.

(a)                                  Subject to the terms and conditions hereof, each Tranche B Lender severally agrees to make a term loan (a “Tranche B Term Loan”) to the Company on the Closing Date in a principal amount equal to such Tranche B Lender’s Tranche B Commitment.  Amounts borrowed under this Section 3.1(a) and repaid or prepaid may not be reborrowed.

(b)                                 The Tranche B Term Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 3.2 and 4.4.

3.2               Procedure for Tranche B Term Loan Borrowing.  The Company shall give the Administrative Agent an irrevocable written Notice of Borrowing in substantially the form of Exhibit H hereto (which notice must be received by the Administrative Agent prior to 12:00 Noon, Central time, (y) three Banking Days prior to the Closing Date, if all or any part of the Tranche B Term Loans are to be initially Eurodollar Loans or (z) one Banking Day prior to the Closing Date, otherwise) requesting that the Tranche B Lenders make the Tranche B Term Loans on the Closing Date and specifying (i) whether the Tranche B Term Loans are to be initially Eurodollar Loans, Base Rate Loans or a combination thereof and (ii) if the Tranche B Term Loans are to be entirely or partly Eurodollar Loans the amount of such Type of Loan and the length of the initial Interest Periods therefor.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Tranche B Lender thereof.  On the Closing Date, each Tranche B Lender shall make available to the Administrative Agent at its office specified in subsection 11.2 the amount in immediately available funds equal to the Tranche B Term Loans to be made by such Tranche B Lender.  The Administrative Agent shall on such date credit the account of the Company on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by such Tranche B Lenders and in like funds as received by the Administrative Agent.

3.3               Repayment of Tranche B Term Loans.  The Company hereby unconditionally promises to pay to the Administrative Agent for the account of the Tranche B Lenders the remaining outstanding principal amount of the Tranche B Term Loans in 28 consecutive quarterly installments payable at the end of March, June, September and December of each year (or such earlier date on which Tranche B Term Loans become due and payable pursuant to Section 9).  Each of the first twenty-four installments shall be equal to $1,200,000 and each of the last four installments shall be equal to $112,800,000; provided, that the final installment shall be repaid on the Tranche B Final Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Tranche B Term Loans outstanding on such date).

The Company hereby further agrees to pay interest on the unpaid principal amount of the Tranche B Term Loans from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in subsections 4.6 and 4.9.

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1               Evidence of Debt.

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Loan, Swing Line Loan and Tranche B Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable to the Lenders hereunder, (iii) the amount of each Revolving Credit Lender’s participation in outstanding Letters of Credit and Swing Line Loans, and (iv) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

(c)                                  The entries made in the Register and the accounts of each Lender maintained pursuant hereto shall, absent manifest error, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded, provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to the Company in accordance with the terms of this Agreement.

(d)                                 The Company agrees that, upon the request to the Administrative Agent by any applicable Lender, the Company will execute and deliver to such Lender, as appropriate, (i) a promissory note of the Company evidencing the Revolving Loans of such Lender, substantially in the form of Exhibit C-l with appropriate insertions as to date and principal amount (a “Revolving Credit Note”), (ii) a promissory note of the Company evidencing the Tranche B Term Loan of such Lender, substantially in the form of Exhibit C-2 with appropriate insertions as to date and principal amount (a “Tranche B Term Note”), and (iii) a promissory note of the Company evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form of Exhibit C-3 with appropriate insertions as to date and principal amount (the “Swing Line Note”).  Each Lender is hereby authorized to record the Borrowing Date, the amount of each relevant Loan and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Note evidencing such Loan and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure by a Lender to make any such recordation (or any error therein) shall not affect any of the obligations of the Company under such Note or this Agreement.

4.2               Optional Prepayments.  The Company may prepay the Loans made to it in whole or in part without premium or penalty, in the case of Eurodollar Loans on the last day of any Interest Period with respect thereto (except that the Company may make a prepayment of Eurodollar Loans on a day other than the last day of the Interest Period with respect thereto as long as it complies with subsection 4.13(c)) and, in the case of Base Rate Loans (other than Swing Line Loans), on any Business Day, provided that (i) the Company shall have given (x) at least three Business Days’ irrevocable written notice to the Administrative Agent (in the case of Eurodollar Loans) and (y) one Business Day’s irrevocable notice to the Administrative Agent (in the case of Base Rate Loans), (ii) such notice specifies, in the case of any prepayment of Loans, the date and amount of prepayment and whether the prepayment is (x) of Tranche B Term Loans, Revolving Loans or a combination thereof, and in each case if a combination thereof, the amount allocable to each, (y) of Eurodollar Loans, Base Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each (and in the case of a prepayment of Revolving Loans which are Eurodollar Loans, the principal amount of such prepayment allocable to each Eurodollar Tranche of Revolving Loans) and (iii) each prepayment is in a minimum principal amount of $1,000,000 and a multiple of $1,000,000 in excess thereof.  Upon the receipt of any such notice, the Administrative Agent shall promptly notify each of the relevant Lenders thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.13 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid.  Any such prepayment of Tranche B Term Loans shall first be applied to any installment thereof due within 90 days of the date of such prepayment and second to the respective then remaining installments of principal thereof pro rata.  Amounts prepaid pursuant to this subsection 4.2 on account of the Tranche B Term Loans may not be reborrowed.  Revolving Loans may not be prepaid if any Swing Line Loans are outstanding at such time.

4.3               Mandatory Prepayments of Loans and Reductions of Revolving Credit Commitments.

(a)                                  If, on any day, the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders exceeds the Revolving Credit Commitments on such date, the Company shall, without notice or demand, immediately repay such of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders do not exceed the Revolving Credit Commitments, together with interest accrued to the date of such payment or prepayment on the principal so prepaid and any amounts payable under subsection 4.13 in connection therewith.  Any prepayment of Revolving Loans pursuant to the immediately preceding sentence shall first be applied to prepay any outstanding Swing Line Loans.  To the extent that after giving effect to any prepayment of Loans required by this paragraph, the Aggregate Revolving Credit Outstandings of all the Revolving Credit Lenders at such time exceed the Revolving Credit Commitments at such time, the Company shall, without notice or demand, immediately deposit in a Cash Collateral Account upon terms reasonably satisfactory to the Administrative Agent an amount equal to the lesser of (A) the aggregate then outstanding L/C Obligations and (B) the amount of such remaining excess.  The Administrative Agent shall apply any cash deposited in the Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter, provided that, (x) the Administrative Agent shall release to the Company from time to time such portion of the amount on deposit in the Cash Collateral Account to the extent such amount is not required to be so deposited in order for the Company to be in compliance with this paragraph and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default.  “Cash Collateral Account” means an account established by the Company with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this subsection 4.3(a).

(b)                                 On the earlier of (i) the date of receipt by the Lenders of the financial statements required to be delivered pursuant to subsection 7.1(a) as to any fiscal year of the Company commencing with the fiscal year ending December 31, 2004 (each such fiscal year being a “Base Year”) and (ii) the 90th day of the fiscal year of the Company next succeeding the Base Year, the Loans shall be prepaid and/or the Commitments shall be reduced in an amount equal to 50% of Excess Cash Flow for such Base Year in accordance with paragraph (e) of this subsection, provided that, (A) if the Leverage Ratio of the Company for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to the applicable Base Year is less than 3.00 to 1.00 (and clause (B) shall not apply), the foregoing percentage shall be reduced to 25% and (B) if the Leverage Ratio of the Company for the period of four consecutive fiscal quarters ending on the last day of the period covered by the financial statements relating to the applicable Base Year is less than 2.25 to 1.00, no prepayment of Loans and/or reduction of Commitments shall be required pursuant to this paragraph.

(c)                                  On the day upon which the Company or any of its Subsidiaries receives Net Cash Proceeds from the issuance of any Indebtedness (other than any Indebtedness permitted under subsection 8.2 (but including Indebtedness permitted under subsection 8.2(k))) or Capital Stock (other than the Convertible Preferred issued in connection with the Transactions) or from any capital contribution (other than (x) any issuance of Capital Stock to, or any capital contribution by, the Sponsors and/or their Affiliates or (y) the issuance of Capital Stock in connection with the exercise of any stock options or warrants), the Loans shall be prepaid and/or the Commitments shall be reduced in an amount equal to 50% (or 100% in the case of Indebtedness issued under the proviso to subsection 8.2(k)) of the Net Cash Proceeds of such issuance or capital contribution in accordance with paragraph (e) of this subsection.

(d)                                 If the Company or any of its Subsidiaries sells, assigns, transfers, leases or otherwise disposes of any of its assets (other than any such sale, assignment, transfer, lease or other disposition permitted by subsection 8.6 (but including sales and dispositions permitted pursuant to subsection 8.6(g))), or any of its assets becomes the subject of a Casualty Event, no later than three Business Days after receipt of the Net Cash Proceeds therefrom, the Loans shall be prepaid and/or the Commitments shall be reduced in an amount equal to 100% of such Net Cash Proceeds in accordance with paragraph (e) of this subsection, provided that, at the option of the Company and so long as no Default or Event of Default shall have occurred and be continuing or would be caused thereby, (i) the Company and its Subsidiaries may use up to $40,000,000 of the Net Cash Proceeds realized in the aggregate subsequent to the Closing Date from any such sales, assignments, transfers, leases or other dispositions to purchase assets used in the Company’s business, in each case within twelve months (or if such purchase is to be made pursuant to a binding commitment entered into within such twelve-month period, eighteen months) after the consummation of the relevant sale, assignment, lease, transfer or other disposition, subject to the following conditions: (w) in the event the Company or any of its Subsidiaries elects to exercise its rights pursuant to this clause (i), the Company or such Subsidiary, as the case may be, shall promptly deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the amount of the Net Cash Proceeds which the Company or such Subsidiary, as the case may be, expects to so use during the subsequent twelve month period or eighteen-month period, as the case may be, and (x) on the date which is twelve months or eighteen months, as the case may be, after the relevant sale or other disposition, the Company or such Subsidiary, as the case may be, shall (I) deliver a certificate of a Responsible Officer to the Administrative Agent certifying as to the amount and use of such Net Cash Proceeds actually so used and (II) deliver to the Administrative Agent, for application in accordance with (and to the extent required by) this subsection, an amount equal to the remaining unused Net Cash Proceeds and (ii) the Company or any of its Subsidiaries may use the Net Cash Proceeds of any Casualty Event to replace or rebuild the property or assets which were the subject of the Casualty

Event or asset related or complementary thereto within twelve months (or if such replacement or rebuilding is to be made pursuant to a binding commitment entered into within such twelve-month period, eighteen months) after the occurrence of such Casualty Event, subject to the following conditions: (y) in the event the Company or any of its Subsidiaries elects to exercise its right pursuant to this clause (ii), the Company or such Subsidiary, as the case may be, shall promptly deliver a certificate of a Responsible Officer to the Administrative Agent setting forth the amount of the Net Cash Proceeds which the Company or such Subsidiary, as the case may be, expects to so use during the subsequent twelve month period or eighteen month period, as the case may be, and (z) on the date which is twelve months or eighteen months, as the case may be, after the relevant Casualty Event, the Company or such Subsidiary, as the case may be, shall (I) deliver a certificate of a Responsible Officer to the Administrative Agent certifying as to the amount and use of such Net Cash Proceeds actually used to replace or rebuild such property or assets and (II) deliver to the Administrative Agent, for application in accordance with (and to the extent required by) this subsection, an amount equal to the remaining unused Net Cash Proceeds, provided, further that, notwithstanding anything to the contrary in the immediately preceding proviso, the Loans shall be prepaid and/or the Commitments shall be reduced in accordance with paragraph (e) of this subsection to the extent the failure to do so would otherwise result in a “Net Proceeds Offer” (as defined in the Senior Subordinated Note Indenture).

(e)                                  Prepayments of the Loans and permanent reductions of Commitments pursuant to subsections 4.3(b), (c) and (d) shall be applied, first, to the payment in full of the Tranche B Term Loans then outstanding, and second, to the permanent reduction of the Revolving Credit Commitments then in effect.  Prepayments of the Tranche B Term Loans pursuant to clause first of the immediately preceding sentence shall be applied pro rata to the respective then remaining installments of principal thereof.

(f)                                    Amounts prepaid on account of Tranche B Term Loans pursuant to this subsection may not be reborrowed.

(g)                                 Notwithstanding the foregoing provisions of subsection 4.3(e), if at any time the mandatory prepayment of Loans pursuant to subsection 4.3(b), (c) or (d) would result, after giving effect to the procedures set forth above, in the Company’s incurring breakage costs under subsection 4.13 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the “Affected Eurodollar Loans”), then the Company may in its sole discretion, so long as no Default or Event of Default shall have then occurred and be continuing, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Eurodollar Loans not immediately prepaid) in a Cash Collateral Account to be held as security for the Obligations, with such cash collateral to be directly applied by the Administrative Agent to prepay the relevant Affected Eurodollar Loans on the last day of the Interest Periods applicable thereto (or such earlier date or dates as shall be requested by the Company or as shall be determined by the Administrative Agent at any time after the occurrence and during the continuation of a Default or Event of Default).  Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited in such Cash Collateral Account pursuant to the immediately preceding sentence shall be held for the sole benefit of the Lenders whose Loans would otherwise have been immediately prepaid with the amounts deposited, and, upon the taking of any action by the Administrative Agent or the Lenders pursuant to the remedial provisions of Section 9, any amounts held as cash collateral pursuant to this subsection 4.3(g) shall, subject to the requirements of applicable law, be immediately applied to prepay such Loans.

4.4               Conversion and Continuation Options.

(a)                                  The Company may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Banking Days’ prior irrevocable written notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Company may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Banking Days’ prior irrevocable written notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to (a) the Revolving Credit Termination Date (in the case of conversions of Revolving Loans) or (b) the date of the final installment of principal of the Tranche B Term Loans (in the case of conversions of Tranche B Term Loans).

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by giving written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to (a) the Revolving Credit Termination Date (in the case of continuations of Revolving Loans) or (b) the date of the final installment of principal of the relevant Term Loans (in the case of continuations of Term Loans), and provided, further, that if the Company shall fail to give such notice or if such continuation is not permitted such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

4.5               Minimum Amounts and Maximum Number of Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be at least $10,000,000.  In no event shall there be more than 15 Eurodollar Tranches outstanding at any time.

4.6               Interest Rates and Payment Dates.

(a)                                  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)                                  Each Swing Line Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Loans which are Base Rate Loans.

(d)                                 If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder, including any letter of credit fee, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal, interest, commitment fee or other amount shall bear interest at a rate per annum which is (except as provided in subsection 2.9) (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee, letter of credit fee or other amount, the rate described in paragraph (b) of this subsection plus 2%, from the date of such non-payment until such overdue principal, interest, commitment fee, letter of credit fee or other amount is paid in full (as well after as before judgment to the extent permitted by law).

(e)                                  Interest shall be payable in arrears on each Interest Payment Date and on the Revolving Credit Termination Date (in the case of Revolving Loans and Swing Line Loans) and the date of the final installment of principal (in the case of Term Loans), provided that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.

4.7               Computation of Interest and Fees.

(a)                                  Whenever it is calculated on the basis of the reference rate referred to in the definition of “Base Rate,” interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest, commitment fees and letter of credit fees and commissions shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.6(a).

4.8               Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in respect of any Eurodollar Loan will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the Lenders as soon as practicable thereafter.  If such notice is given pursuant to either clause (a) or (b) of this subsection 4.8 in respect of Eurodollar Loans, then (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert Base Rate Loans to Eurodollar Loans.

4.9               Pro Rata Treatment and Payments.

(a)                                  Each borrowing of Revolving Loans by the Company from the Revolving Credit Lenders hereunder shall be made, each payment by the Company on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Credit Commitments shall be allocated by the Administrative Agent, pro rata according to the Revolving Credit Commitment Percentages of the Revolving Credit Lenders.  Each payment (including each prepayment) by the Company on account of principal of and interest on any Revolving Loan shall be allocated pro rata according to the Revolving Credit Commitment Percentages of the Revolving Credit Lenders.  Each payment (including each prepayment) by the Company on account of principal of and interest on any Tranche B Term Loans shall be allocated by the Administrative Agent pro rata among the Tranche B Lenders according to their respective Tranche B Commitment Percentages.  All payments (including prepayments) to be made by the Company hereunder and under any Notes, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 2:00 P.M., Central time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders at the Administrative Agent’s Payment Office, in Dollars, and in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent agrees to pay to the Lenders payments received on their behalf promptly after receipt.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Banking Day, the maturity of such payment shall be extended to the next succeeding Banking Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Banking Day, the maturity of such payment shall be extended to the next succeeding Banking Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Banking Day.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its portion of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent, in each case with a customary administrative fee with respect thereto.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s portion of such borrowing is not made available to the Administrative Agent by such Lender within three Banking Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the higher of (i) the rate specified in the second sentence of this paragraph and (ii) the rate applicable to Base Rate Loans hereunder, on demand, from the Company.

4.10                           Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make such Type of Loans, continue such Type of Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.13.  During any such period of illegality, any Loans that, but for the application of the preceding sentence would have been maintained as Eurodollar Loans, shall be made and maintained by the affected Lender as Base Rate Loans.

4.11                           Requirements of Law.

(a)                                  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive

(whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Letter of Credit Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non Excluded Taxes covered by subsection 4.12 and changes in the rate of tax on the overall net income of such Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender (or any affiliate of such Lender from which such Lender customarily obtains funds) which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)                               shall impose on such Lender (or such affiliate) any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Company shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)                                  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, such Lender shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this subsection shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this subsection 4.11 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the event or occurrence giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the event or occurrence giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.12                           Taxes.

(a)                                  All payments made by the Company under this Agreement, any Notes, any Letters of Credit or any Letter of Credit Applications shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including interest, fines, penalties and additions to tax) (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note), and (ii) any Taxes imposed by a jurisdiction to which the Administrative Agent or any Lender is subject as of the date it becomes an Administrative Agent or Lender (but not excluding with respect to clause (ii) any Taxes (including an increase in rate) imposed as a result of a change in law, treaty, or regulation occurring after such date but only to the extent of such change) (any such non-excluded Taxes, “Non-Excluded Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, any Letters of Credit or any Letter of Credit Applications, (A) the Company shall withhold and deduct any such Taxes from such amounts, (B) the Company shall pay or deposit with the appropriate taxing authority in a timely manner the full amount of Taxes so withheld or deducted, (C) the Company shall promptly send to the Administrative Agent a certified copy of an original official receipt received by the Company (or other documentation reasonably acceptable to the Administrative Agent) showing payment thereof, and (D) if such Taxes are Non-Excluded Taxes, the amounts so payable to the Administrative Agent or the relevant Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection.  If the Company fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the relevant Lenders for any incremental Taxes that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Lender that is not a “U.S.  Person” as defined in Section 7701(a)(30) of the Code shall:

(i)                                     deliver to the Company and the Administrative Agent two copies of either U.S.  Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of such a Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding Tax on all payments by the Company under this Agreement and the other Loan Documents;

(ii)                                  deliver to the Company and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company; and

(iii)                               obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Company or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent.  Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c)                                  Failure or delay on the part of any Lender to demand additional amounts pursuant to this subsection shall not constitute a waiver of such Lender’s right to demand such additional amounts; provided that the Company shall not be required to compensate a Lender pursuant to this subsection 4.12 for any Non-Excluded Taxes incurred more than 180 days prior to the date that such Lender notifies the Company thereof; provided further that, if the Non-Excluded Taxes are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.13                           Indemnity.  The Company agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.14                           Mitigation Obligations; Replacement of Lenders.

(a)                                  If any Lender or a Participant in such Lender’s Loans requests compensation under subsection 4.11, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof causes the occurrence of one of the events described in clause (a) or (b) of subsection 4.11, or if the Company is required to pay any additional amount to any Lender or a Participant in such Lender’s Loans or any Governmental Authority for the account of any Lender or Participant pursuant to subsection 4.12, then such Lender or Participant shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender or Participant, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 4.11 or 4.12 or would render inapplicable the adoption, change, interpretation or application of the Requirement of Law that necessitated the occurrence of one of the events described in clause (a) or (b) of subsection 4.11, as the case may be, in the future and (ii) would not subject such Lender or Participant to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Participant.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Participant in connection with any such designation or assignment.

(b)                                 If any Lender or a Participant in such Lender’s Loans requests compensation under subsection 4.11, or if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof causes the occurrence of one of the events described in clause (a) or (b) of subsection 4.11, or if the Company is required to pay any additional amount to any Lender or a Participant in such Lender’s Loans or any Governmental Authority for the account of any Lender or Participant pursuant to subsection 4.12, then the Company shall have the right, at its sole expense, upon written notice to such Lender and the Administrative Agent, to require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing Bank and the Swing Line Lender)

which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in outstanding Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) (x) in the case of any such assignment resulting from a claim for compensation under subsection 4.11 or payments required to be made pursuant to subsection 4.12, such assignment will result in a reduction in such compensation or payments and (y) in the case of any such assignment resulting from the adoption of or any change in any Requirement of Law or in the interpretation or application thereof that causes the occurrence of one of the events described in clause (a) or (b) of subsection 4.11, such assignment will render inapplicable the adoption, change, interpretation or application of the Requirement of Law that necessitated the occurrence of one of the events described in clause (a) or (b) of subsection 4.11.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make their extensions of credit hereunder, the Company hereby represents and warrants to the Administrative Agent and each Lender that:

5.1               Financial Condition.  The Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 2002 and the related Consolidated statements of earnings and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date, and the Consolidated results of their operations and their Consolidated cash flows for the fiscal year then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved as required by GAAP (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).  Neither the Company nor any of its Consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for Taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any Interest Rate Protection Agreement or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.  Except as set forth in Schedule 5.1, during the period from December 31, 2002 to and including the date hereof there has been no sale, transfer or other disposition by the Company or any of its Consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the Consolidated financial condition of the Company and its Consolidated Subsidiaries at December 31, 2002.

5.2               No Change; Solvency.  Since December 31, 2002, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and during the period from December 31, 2002 to and including the date hereof, except as set forth in Schedule 5.2, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Company or any of its Subsidiaries nor has any of the Capital Stock of the Company or any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by the Company or any of its Subsidiaries.  As of the Closing Date, after giving effect to the transactions contemplated by the Loan Documents to occur on the Closing Date, and as of each Borrowing Date, the Company and its Subsidiaries will be Solvent on a Consolidated basis.

5.3               Existence; Compliance with Law.  The Company and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or partnership (as the case may be) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or partnership (as the case may be) and in good standing (to the extent applicable) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent its failure to be so qualified and/or in good standing could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4               Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents other than filings and recordings to perfect the Liens created by the Loan Documents.  This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5               No Legal Bar.  The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien, except pursuant to the Security Documents, on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6               No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company,

threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which could reasonably be expected to have a Material Adverse Effect.

5.7               No Labor Controversy.  There are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Subsidiary.

5.8               No Default.  Neither the Company nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.9               Ownership of Property; Liens.  The Company and each of its Subsidiaries has good record and indefeasible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 8.3.  Schedule 5.9 sets forth a true and complete list of each location of real property owned or leased by the Company and its Subsidiaries as of the Closing Date that has a fair value as of the Closing Date of more than $5 million.

5.10         Intellectual Property.  The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, patents, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  Except as set forth in Schedule 5.10, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim.  The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.11         No Burdensome Restrictions.  No Requirement of Law or Contractual Obligation of the Company or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.12                           Taxes.  The Company and each of its Subsidiaries has filed or caused to be filed all Tax returns which, to the knowledge of the Company, are required to be filed and has paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority (other than any such Taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no Tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such Tax which could reasonably be expected to have a Material Adverse Effect.

5.13                           Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U in violation of Regulation U.  If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l, as applicable, referred to in Regulation U.

5.14                           ERISA.  Except for matters which could not reasonably be expected to have a Material Adverse Effect, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan (other than any Multiemployer Plan), and each Plan (other than any Multiemployer Plan) has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan under Section 4041(c) or 4042 of ERISA has occurred or is reasonably expected to occur, and no Lien in favor of the PBGC or a Plan has arisen or is reasonably expected to arise, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  Neither any Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and, to the best knowledge of any Loan Party or any Commonly Controlled Entity, neither any Loan Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if any Loan Party or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

5.15                           Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Federal or State statute or regulation (other than Regulation X) that limits its ability to incur Indebtedness.

5.16                           Subsidiaries.  Schedule 5.16 (as such schedule may be amended or supplemented as provided in subsection 7.2(b)) sets forth all of the Subsidiaries of the Company,

and all of the joint ventures in which the Company or any of its Subsidiaries has an interest, at the Closing Date and (with respect to the making of any Loan) as of each Borrowing Date, the jurisdiction of their organization and the direct or indirect ownership interest of the Company therein.

5.17                           Purpose of Tranche B Term Loans and Revolving Loans.  The proceeds of the Tranche B Term Loans shall be used by the Company (i) to pay fees and expenses relating to this Agreement to be paid on the Closing Date in accordance with subsection 6.1(o), (ii) to finance certain of the Transactions, and (iii) to the extent there are any remaining proceeds after the payments referred to in clauses (i) and (ii) above, to finance the working capital needs and general corporate purposes of the Company and its Subsidiaries (including the financing of Permitted Acquisitions).  The proceeds of the Revolving Loans shall be used by the Company to finance the working capital needs and general corporate purposes of the Company and its Subsidiaries (including the financing of Permitted Acquisitions).

5.18                           Environmental Matters.  Except as set forth in Schedule 5.18:

(a)                                  The facilities and properties owned, leased or operated by the Company or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) would reasonably be expected to give rise to liability under, any applicable Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in a Material Adverse Effect.

(b)                                 The Properties and all operations at the Properties are in compliance in all material respects, and have in the last five years been in compliance in all material respects, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company or any of its Subsidiaries (the “Business”) which is reasonably likely to result in a Material Adverse Effect.

(c)                                  Neither the Company nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws (including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act) with regard to any of the Properties or the Business, nor does the Company have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in a Material Adverse Effect.

(d)                                 Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which would be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as such transportation, disposal, generation, treatment or storage, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any Environmental Law or otherwise relating to the protection of human health and safety, natural resources or Material of Environmental Concern, to which the Company or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, nor has the Company or any of its Subsidiaries assumed or retained, by contract or, to the best knowledge of the Company, by operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern except insofar as such proceeding, action, decree, order, requirement, assumption or retention, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

(f)                                    There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws except insofar as such release or threat of release is not reasonably likely to result in a Material Adverse Effect.

5.19                           Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

5.20                           No Material Misstatements.  The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Company and each other Loan Party to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or any document related thereto or included therein or delivered pursuant thereto do not contain any material misstatement of fact and do not, taken as a whole, omit, and will not, taken as a whole, omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.  It is understood that no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the “Projections”), and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that, as of the date such Projections were generated, (a) such Projections were based on the good faith assumptions of the management of the Company, and (b) the assumptions on which the Projections were based were believed by such management to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and that no assurance is given by the Company that such Projections will be realized).

5.21                           Collateral.  The provisions of each of the Security Documents constitute in favor of the Collateral Agent for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in all right, title, and interest of the Company or any of the other Loan Parties which is a party to such Security Document, as the case may be, in the Collateral described in such Security Document.  Except as otherwise provided in the Security Documents, each of the Security Documents constitutes a perfected security interest in all right, title and interest of the Company or such other Loan Parties, as the case may be, in the Collateral described therein, and except for (i) Liens permitted by subsection 8.3 which have priority over the Liens on the Collateral by operation of law and (ii) Liens described in Schedule 8.3(f), a perfected first Lien on all right, title and interest of the Company or such other Loan Parties, as the case may be, in the Collateral described in each Security Document.

5.22                           Senior Debt; No Other Designated Senior Debt.  The Obligations constitute “Senior Indebtedness”, “Designated Senior Debt” and “Designated Guarantor Senior Debt” under and as defined in the Senior Subordinated Note Indenture and in any other Subordinated Debt Documentation.  No other Indebtedness of any Loan Party constitutes or has been designated as “Designated Senior Debt” or “Designated Guarantor Senior Debt” under and as defined in the Senior Subordinated Note Indenture or any other Subordinated Debt Documentation.

5.23                           Chief Executive Office.  The chief executive office of the Company and the office where it maintains its records is located at 8023 Vantage Drive, San Antonio, Texas 78230.  The Company is only organized in the State of Texas and “Kinetic Concepts, Inc.” is the name of the Company as it appears in official filings in the State of Texas.

SECTION 6.  CONDITIONS PRECEDENT

6.1                                 Conditions to Effectiveness.  The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder shall be subject to the satisfaction, immediately prior to or concurrently with the making of the Loans on the Closing Date, of the following conditions precedent:

(a)                                  Loan Documents.  The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

(i)                                     counterparts of this Agreement executed by the Company and the Lenders;

(ii)                                  Notes payable to the order of the Lenders, to the extent requested pursuant to subsection 4.1(d); and

(iii)                               the Guarantee and Collateral Agreement substantially in the form of Exhibit B hereto, duly executed and delivered by a duly authorized officer of the Company and each of the Domestic Subsidiaries.

(b)                                 Solvency Certificates.  The Administrative Agent shall have received certificates from the Company and each Guarantor, in form and substance satisfactory to the Lenders, attesting to the Solvency of the Company and each Guarantor, as the case may be, in each case individually and together with its Subsidiaries, taken as a whole (including rights of contribution), immediately before and immediately after giving effect to the Transactions, from their respective chief financial officers.

(c)                                  Environmental Assessment Report.  If requested by the Agents with sufficient prior notice, the Administrative Agent shall have received an environmental assessment report, from an environmental consulting firm reasonably acceptable to the Administrative Agent, as to any hazards, costs or liabilities under Environmental Laws to which any Loan Party or any of its Subsidiaries may be subject, the amount and nature of which and the Company’s plans with respect to which shall be reasonably acceptable to the Lenders, together with evidence, in form and substance reasonably satisfactory to the Lenders, that all applicable Environmental Laws shall have been complied with.  To the extent that either such report or any other information that may become available to the Lenders shall disclose any hazards, costs or liabilities under Environmental Laws or otherwise that the Lenders deem material, the Lenders shall be reasonably satisfied that such hazards, costs or liabilities were adequately reflected in the Company’s financial reserves shown on the financial statements delivered to the Lenders prior to the Closing Date or that, to the extent not so reflected, the Company has made adequate provision for such hazards, costs or liabilities.

(d)                                 Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

(i)                                     the executed legal opinion of Skadden, Arps, Slate, Meagher and Flom LLP, counsel to the Company and its Subsidiaries, substantially in the form of Exhibit E-1; and

(ii)                                  the executed legal opinion of Cox & Smith Incorporated, counsel to the Company and its Subsidiaries, substantially in the form of Exhibit E-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(e)                                  Closing Certificates.  The Administrative Agent shall have received a certificate from the Company, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent.

(f)                                    Incumbency Certificates.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, a certificate of the Company and each Subsidiary of the Company, dated the Closing Date, as to the incumbency and signature of the officers of the Company and each such Subsidiary of the Company executing any Loan Document.

(g)                                 Corporate Documents.  The Administrative Agent shall have received, with a counterpart for the Administrative Agent and a copy for each Lender, true and complete copies (i) with respect to each Loan Party which is a corporation, of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof in a manner reasonably satisfactory to the Administrative Agent; (ii) with respect to each Loan Party which is a limited liability company, of the articles of organization and regulations and other governing documents and agreements of each such Loan Party, certified as of the Closing Date as complete and correct copies thereof in a manner reasonably satisfactory to the Administrative Agent; and (iii) with respect to each Loan Party which is a limited partnership, of the limited partnership agreement, the certificate of limited partnership and other governing documents and agreements of each such Loan Party, certified as of the Closing Date as complete and correct copies thereof in a manner reasonably satisfactory to the Administrative Agent.

(h)                                 Corporate and Legal Structure.  The Lenders shall be reasonably satisfied with the terms and conditions of the Transactions, including, without limitation, all legal and Tax aspects thereof.  The Lenders shall also be reasonably satisfied with the legal structure and the terms and conditions of the capitalization of the Company and each of the Guarantors.  The Lenders shall be reasonably satisfied with the terms and conditions of the Senior Subordinated Notes.  The Lenders shall be reasonably satisfied with the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries the Capital Stock of which Subsidiaries is being pledged pursuant to the Loan Documents, including the terms and conditions of the charter, bylaws and each class of Capital Stock of each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(i)                                     Governmental and Third Party Consents and Approvals.  All governmental and third party approvals and consents required in connection with the transactions contemplated by the Loan Documents and the Transaction Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) (other than any governmental and third party approvals and consents the absence of which could not reasonably be expected to have a Material Adverse Effect) and shall remain in effect; (ii) all applicable waiting periods in connection with the Transactions shall have expired without any adverse action being taken by any Governmental Authority; and (iii) no law or regulation shall be applicable, in the judgment of the Lenders, that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents or the Transaction Documents.  This subsection 6.1(i) shall not apply with respect to the issuance of the Convertible Preferred to the extent such issuance has not been consummated on or prior to the Closing Date.

(j)                                     Senior Subordinated Notes.  The Company shall have received at least $150,000,000 in Net Cash Proceeds from the sale of the Senior Subordinated Notes and such proceeds shall have been deposited into a secured proceeds account for the repayment of the Existing Subordinated Notes or redemption of the Senior Subordinated Notes.

(k)                                  Insurance.  The Lenders shall (i) be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the Company and its Subsidiaries, (ii) receive evidence of the insurance required by the terms of the Security Documents, and (iii) receive certificates naming the Collateral Agent as additional insured and loss payee, as applicable, in each case with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is reasonably satisfactory to the Lenders, including, without limitation, business interruption insurance.

(l)                                     EBITDA; Loans.  The Lenders shall be satisfied that (i) EBITDA for the 12-month period ending as of the most recently ended fiscal quarter prior to the Closing Date, on a pro forma basis, is not less than $165 million and (ii) the Leverage Ratio on a pro forma basis after giving effect to the Transactions is no greater than 4.1:1.0.  No more than an aggregate of $5 million in Revolving Loans shall be outstanding on the Closing Date.

(m)                               Corporate Proceedings.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of the Transactions and each Loan Document to which it is or is to be a party and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(n)                                 Actions to Perfect Liens.  The Collateral Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly authorized financing statements on form UCC-1, necessary or, in the opinion of the Collateral Agent, desirable to perfect the Liens created by the Security Documents shall have been completed (or arrangements satisfactory to the Collateral Agent for the prompt completion thereof shall have been made).

(o)                                 Existing Credit Agreement.  The Company’s existing credit agreement with Bank of America, N.A., as administrative agent, shall have been repaid in full, all fees due thereunder shall have been paid in full and the commitments thereunder shall have been terminated.

(p)                                 Fees.  The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid in connection with this Agreement including the reasonable fees and expenses of counsel for the Administrative Agent and the Arrangers for which invoices have been presented on or before the Closing Date.

6.2               Conditions to Each Extension of Credit.  The agreement of each Lender to make any Loan or any other extension of credit requested to be made by it on any date (including, without limitation, the extensions of credit being made on the Closing Date), and of the Issuing Bank to issue any Letter of Credit requested to be issued by it on any date, is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by the Company, its Subsidiaries and any other Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit or the issuing of Letters of Credit requested to be made on such date.

(c)                                  Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by and Letter of Credit issued on behalf of the Company hereunder shall constitute a representation and warranty by the Company as of the date thereof that the conditions contained in this subsection have been satisfied.

SECTION 7.  AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Letter of Credit remains outstanding and unpaid (unless such Letter of Credit has been cash collateralized) or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Company shall and (except in the case of delivery of financial information, reports and notices in respect of the Company) shall cause each of its Subsidiaries to:

7.1               Financial Statements.  Furnish to the Administrative Agent, with an electronic and a hard copy:

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year and the related Consolidated statements of earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

(b)                                 as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited Consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of earnings and of cash flows of the Company and its Consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except, in the case of any such unaudited financial statements, for the absence of footnotes and, except as approved by such accountants or officer, as the case may be, and disclosed therein).

7.2               Certificates; Other Information.  Furnish to the Administrative Agent, with an electronic and a hard copy:

(a)                                  concurrently with the delivery of the financial statements referred to in subsection 7.l(a), a compliance certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a compliance certificate of a Responsible Officer (i) stating that, to the best of such Responsible Officer’s knowledge, during such period (A) no Subsidiary has been formed or acquired (or, if any such Subsidiary has been formed or acquired, the Company has complied with the requirements of subsection 7.10 with respect thereto and has, or concurrently herewith shall, deliver a supplement to Schedule 5.16 detailing the addition of any such Subsidiary), (B) neither the Company nor any of its Subsidiaries has changed its name, its principal place of business, its chief executive office or the location of any material item of tangible Collateral without complying with the requirements of this Agreement and the Security Documents with respect thereto and (C) the Company has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) setting forth in reasonable detail the calculations required to determine (A) compliance with subsection 8.1, (B) the Applicable Margin then in effect for each Type of Loan and (C) in the case of the compliance certificate delivered in connection with the financial statements delivered pursuant to subsection 7.1(a), the Excess Cash Flow for the relevant fiscal year (commencing with the fiscal year ended December 31, 2004);

(c)                                  promptly after approval by the Board of Directors of the Company, but in any event not later than the last Business Day of the second calendar month of each fiscal year of the Company, a copy of the projections by the Company of the operating budget and cash flow budget of the Company and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe they are incorrect or misleading in any material respect;

(d)                                 concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a comparison (with a discussion of material differences) in reasonable detail of the revenues and EBITDA (and, in the case of the financial statements referred to in subsection 7.1(a), asset utilization) of the Company and its Subsidiaries, on a divisional basis, for the period covered by the financial statements to the budgeted results for such period delivered to the Lenders pursuant to paragraph (c) above (it being understood that any such comparison and discussion shall be prepared in a manner consistent with past practice as disclosed to the Administrative Agent and any comparison so prepared shall satisfy the requirements of this paragraph);

(e)                                  within fifteen days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

(f)                                    as soon as practicable, such additional financial and other information as any Lender may from time to time reasonably request.

7.3               Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than Indebtedness), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company and its Subsidiaries.

7.4               Conduct of Business and Maintenance of Existence.  Continue to (a) engage in businesses which are in the same, similar or reasonably related or complementary businesses as the businesses in which the Company and its Subsidiaries are engaged on the date hereof and (b) preserve, renew and keep in full force and effect its corporate or partnership (as the case may be) existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5               Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies (or, to the extent consistent with prudent business practice, a program of self-insurance) insurance on all the Collateral in accordance with the requirements of Section 5.2 of the Guarantee and Collateral Agreement and the requirements of each of the Mortgages and on all its other property in at least such amounts (including as to amounts of deductibles) and against at least such risks (but including in any event commercial general liability, product liability and business interruption) as are consistent with prudent business practice; and furnish to each Lender, upon written request, full information as to the insurance carried.

7.6               Inspection of Property; Books and Records; Discussions.  Keep proper books, records and accounts in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

7.7               Notices.  Promptly give notice to the Administrative Agent of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of the Company or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought and, in either case, if granted, could reasonably be expected to have a Material Adverse Effect;

(d)                                 any of the following events where, individually or in the aggregate with any other events, the liability that could reasonably be expected to result would exceed $5,000,000, as soon as possible and in any event within 10 days after any Loan Party or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event or termination under Section 4041(c) or 4042 of ERISA with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e)                                  any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.  Notwithstanding the provisions of subsection 11.2, each notice pursuant to this subsection may be given by facsimile or by means of electronic mail over the Internet (containing attachments appropriate for posting to an Intralinks or similar website reasonably accessible to the Lenders).

7.8               Environmental Laws.

(a)                                  Comply with, and use its best efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so would not (either individually or together with all other such failures) be reasonably expected to have a Material Adverse Effect.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except, in each case, to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9               Further Assurances.  Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

7.10                           Additional Collateral.

(a)                                  With respect to any assets, other than leasehold interests, acquired after the Closing Date by the Company or any of its Domestic Subsidiaries (other than any joint venture that was formed or acquired in accordance with Section 8.9(i)) that are intended to be subject to the Lien created by any of the Security Documents but which are not so subject (other than any assets described in paragraph (b) or (c) of this subsection, and subject to paragraph (d) of this subsection), promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver to the Collateral Agent such amendments to the relevant Security Documents or such other documents as the Collateral Agent (including Mortgages) shall reasonably deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on such assets, (ii) take all actions reasonably necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable Requirements of Law as contemplated by such Security Documents, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent, (iii) in the case of a Mortgage, deliver to the Collateral Agent such surveys, title insurance policies and other documents that the Collateral Agent reasonably requests, all in form and substance reasonably satisfactory to the Collateral Agent and (iv) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(b)                                 With respect to any Person that, subsequent to the Closing Date, becomes a Subsidiary (other than a joint venture that was formed or acquired in accordance with Section 8.9(i) or a Foreign Subsidiary), promptly: (i) execute and deliver to the Collateral Agent, for the benefit of the Lenders, a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Company or any of its Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Company or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral

Agreement pursuant to an annex to the Guarantee and Collateral Agreement which is in form and substance reasonably satisfactory to the Collateral Agent, (B) to execute and deliver a Mortgage with respect to any parcel of real property owned by it, (C) to take all actions necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement or any such Mortgage to be duly perfected in accordance with all applicable Requirements of Law as contemplated by such Security Documents, including, without limitation, the filing of financing statements in such jurisdictions as may be requested by the Collateral Agent and (D) to execute and deliver such documents and certificates as the Collateral Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of the transactions contemplated hereby and by the other Loan Documents relating to such Subsidiary and any other legal matters relating to such Subsidiary and the Loan Documents to which it is or is to become a party (including, if requested by the Collateral Agent, satisfactory environmental reports or assessments with respect to each parcel of real property covered by a Mortgage), all in form and substance satisfactory to the Collateral Agent and its counsel, (iv) in the case of a Mortgage, deliver to the Collateral Agent such surveys, title insurance policies and other documents that the Collateral Agent reasonably requests, all in form and substance reasonably satisfactory to the Collateral Agent and (v) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described in clauses (i), (ii) and (iii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(c)                                  With respect to any Person that, subsequent to the Closing Date, becomes a Foreign Subsidiary, promptly upon the request of the Collateral Agent: (i) to the extent permitted by applicable law, execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on the Capital Stock of such Subsidiary which is owned by the Company or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such Subsidiary be required to be so pledged), (ii) deliver to the Collateral Agent any certificates representing such Capital Stock, together with undated stock powers executed and delivered in blank by a duly authorized officer of the Company or such Domestic Subsidiary, as the case may be, and take or cause to be taken all such other actions under the law of the jurisdiction of organization of such Foreign Subsidiary as may be necessary or advisable to perfect such Lien on such Capital Stock and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described in clauses (i) and (ii) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

Notwithstanding the foregoing provisions of this subsection 7.10, (i) none of KCII, KCI International and KCII Holdings LLC shall be required to grant a Lien on the Capital Stock of EMD CV and IMD CV owned by them, (ii) neither KCI International nor KCII Holdings LLC shall be required to be Guarantors and (iii) only 65% of the Capital Stock of each of KCI International and KCII Holdings LLC shall be required to be pledged.

(d)                                 Notwithstanding the foregoing provisions of this subsection 7.10 and at the reasonable request of the Company, assets will be excluded from the Collateral in circumstances where the Collateral Agent and the Company determine that the economic detriment to the Company of entering into or maintaining such Guarantee or Security Document or taking or maintaining a security interest in such assets would be excessive in view of the related benefits therefrom to the Lenders (it being understood that if any owned real property (together with any related property) or the leasehold interest in and to any real property has a fair market value of less than $5 million, the Administrative Agent will not require a security interest in such real property).

7.11                           Interest Rate Protection.  No later than the 60th day after the Closing Date, Borrower shall enter into, and for a minimum of two years thereafter maintain, Interest Rate Protection Agreements that result in at least 50% of the Tranche B Loans being effectively subject to a fixed or maximum interest rate.

SECTION 8.  NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect or any Letter of Credit remains outstanding and unpaid (unless such Letter of Credit has been cash collateralized) or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, except with respect to any actions necessary to consummate the Transactions, the Company shall not, and (except with respect to subsection 8.1) shall not permit any of its Subsidiaries to, directly or indirectly:

8.1               Financial Condition Covenants.

(a)                                  Interest Coverage.  Permit for any period of four consecutive fiscal quarters ending at the end of any fiscal quarter set forth below the ratio of (i) EBITDA of the Company for such period to (ii) Consolidated Cash Interest Expense of the Company for such period to be less than the ratio set forth opposite such period below:

Fiscal Quarter Ending	Interest Coverage Ratio
December 31, 2003	4.30 to 1.00
March 31, 2004	4.30 to 1.00
June 30, 2004	4.30 to 1.00
September 30, 2004	4.30 to 1.00
December 31, 2004	4.60 to 1.00
March 31, 2005	4.60 to 1.00
June 30, 2005	4.60 to 1.00
September 30, 2005	4.60 to 1.00
December 31, 2005	5.25 to 1.00
March 31, 2006	5.25 to 1.00
June 30, 2006	5.25 to 1.00
September 30, 2006	5.25 to 1.00
December 31, 2006 and each Fiscal Quarter ending thereafter	5.50 to 1.00

(b)                                 Leverage Ratio.  Permit the Leverage Ratio as of the last day of any fiscal quarter of the Company set forth below, to be greater than the ratio set forth opposite such fiscal quarter below;

Fiscal Quarter Ending	Ratio
December 31, 2003	4.30 to 1.00
March 31, 2004	4.30 to 1.00
June 30, 2004	4.30 to 1.00
September 30, 2004	4.30 to 1.00
December 31, 2004	3.75 to 1.00
March 31, 2005	3.75 to 1.00
June 30, 2005	3.75 to 1.00
September 30, 2005	3.75 to 1.00
December 31, 2005	3.00 to 1.00
March 31, 2006	3.00 to 1.00
June 30, 2006	3.00 to 1.00
September 30, 2006	3.00 to 1.00
December 31, 2006 and each Fiscal Quarter ending thereafter	2.50 to 1.00

(c)                                  Minimum EBITDA.  Permit EBITDA of the Company for any period of four consecutive fiscal quarters ending at the end of any fiscal quarter set forth below to be less than the amount set forth opposite such period:

Fiscal Quarter Ending	EBITDA
December 31, 2003	156,400,000
March 31, 2004	156,400,000
June 30, 2004	156,400,000
September 30, 2004	156,400,000
December 31, 2004	180,000,000
March 31, 2005	180,000,000
June 30, 2005	180,000,000
September 30, 2005	180,000,000
December 31, 2005	210,000,000
March 31, 2006	210,000,000
June 30, 2006	210,000,000
September 30, 2006	210,000,000
December 31, 2006 and each Fiscal Quarter ending thereafter	240,000,000

8.2               Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness under this Agreement or any of the other Loan Documents;

(b)                                 Indebtedness of the Company to any Subsidiary of the Company and of any Subsidiary of the Company to the Company or any other Subsidiary of the Company;

(c)                                  Indebtedness of the Company and any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) in an aggregate principal amount not exceeding as to the Company and its Subsidiaries $40,000,000 at any time outstanding;

(d)                                 Indebtedness of any Foreign Subsidiary incurred to finance the working capital requirements of such Foreign Subsidiary in an aggregate principal amount not exceeding, for all Foreign Subsidiaries at any time outstanding $40,000,000;

(e)                                  Indebtedness outstanding on the date hereof and listed in Schedule 8.2(e) and, so long as the principal amount thereof is not increased, any refinancings, refundings, renewals, exchanges or extensions of such Indebtedness;

(f)                                    Indebtedness of a Person which becomes a Subsidiary after the date hereof (and, so long as the principal amount thereof is not increased, any refinancings, refundings, renewals or extensions thereof), provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation thereof and (ii) immediately after giving effect to the acquisition of such Person by the Company or any of its Subsidiaries no Default or Event of Default shall have occurred and be continuing;

(g)                                 Indebtedness of the Company and its Subsidiaries under Interest Rate Protection Agreements contemplated by subsection 7.11 or otherwise entered into in the ordinary course of business (and not for speculative purposes) and Foreign Currency Protection Agreements entered into in the ordinary course of business (and not for speculative purposes);

(h)                                 Indebtedness arising from the honoring by a bank of a check or similar instrument drawn against insufficient funds in the ordinary course, so long as such Indebtedness is extinguished within five Business Days of its incurrence;

(i)                                     Indebtedness represented by workers’ compensation claims, self-insurance obligations, performance bonds, warranty or contractual service obligations or surety or appeal bonds, in each case to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Company’s industry and in the case of Indebtedness represented by self-insurance obligations, in an aggregate amount not to exceed $40,000,000 at any time outstanding;

(j)                                     Indebtedness in respect of (i) the Senior Subordinated Notes in an aggregate initial principal amount not to exceed $250,000,000 and (ii) any other Subordinated Debt the Net Cash Proceeds of which are used to refinance the Senior Subordinated Notes, provided that the aggregate initial principal amount of such Subordinated Debt may not exceed $250,000,000, provided further that (A) the aggregate principal amount of Indebtedness outstanding under this paragraph (j) may not exceed $250,000,000 and (B) no principal repaid in respect of any Indebtedness outstanding under this paragraph (j) may be reborrowed under the facility or agreement pursuant to which such Indebtedness was issued or incurred;

(k)                                  Indebtedness in respect of the Senior Subordinated Notes (in addition to Indebtedness permitted under paragraph (j)(i) above) or any other Subordinated Debt (in addition to Indebtedness permitted under paragraph (j)(ii) above) in an aggregate initial principal amount not to exceed $100,000,000; provided, however, that the Company and its Subsidiaries may incur Indebtedness described in this clause (k) in an aggregate initial principal amount in excess of $100,000,000 so long as 100% of the Net Cash Proceeds from the issuance of such Indebtedness shall be applied to prepay the Loans or permanently reduce the commitments;

(l)                                     additional Indebtedness of the Company and the Guarantors not exceeding in aggregate principal amount, together with (but without double-counting) the aggregate outstanding Guarantee Obligations incurred and permitted by subsection 8.4(b), $60,000,000 at any one time outstanding;

(m)                               Indebtedness existing on the Closing Date and evidenced by the Existing Subordinated Note Indenture Documents (provided that, such Indebtedness shall be extinguished within 90 days after the Closing Date);

(n)                                 any Indebtedness resulting from any transaction permitted under subsection 8.12; and

(o)                                 Indebtedness in respect of any management agreement between the Company and the Sponsors in an aggregate amount not to exceed $1,000,000.

8.3                                 Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)                                  Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization);

(b)                                 carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)                                  easements, rights-of-way, zoning ordinances, restrictions and other similar encumbrances existing or incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Subsidiary;

(f)                                    Liens in existence on the date hereof listed in Schedule 8.3(f), securing Indebtedness permitted by subsection 8.2(e), provided that no such Lien is spread to cover any additional property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

(g)                                 Liens securing Indebtedness of the Company and its Subsidiaries permitted by subsection 8.2(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured thereby is not increased;

(h)                                 Liens on assets of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted by subsection 8.2(d);

(i)                                     Liens on the property or assets (including proceeds thereof) of a Person which becomes a Subsidiary after the date hereof securing Indebtedness permitted by subsection 8.2(f), provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any property or assets of such Person after the time such Person becomes a Subsidiary, and (iii) the principal amount of Indebtedness secured thereby is not increased;

(j)                                     Liens (not otherwise permitted hereunder) which secure obligations not exceeding (as to the Company and all Subsidiaries) $60,000,000 in aggregate amount at any time outstanding, provided that no such Lien may cover Cash Equivalents, the Capital Stock of any Subsidiary or any of the assets described in Schedule 8.6(f);

(k)                                  Liens created pursuant to the Security Documents;

(l)                                     any interest or title of a lessor under any Financing Lease, provided that such Liens do not extend to any property or assets which are not leased property subject to such Financing Lease;

(m)                               any Lien resulting from any transaction permitted under subsection 8.12;

(n)                                 Liens securing Indebtedness under Interest Rate Protection Agreements and Foreign Currency Protection Agreements, in each case entered into with a Person that was at the time of entering into such Interest Rate Protection Agreement or Foreign Currency Protection Agreement, as applicable, a Lender, and such Indebtedness is otherwise permitted hereunder;

(o)                                 Liens on assets of a Subsidiary in favor of the Company or a Guarantor;

(p)                                 Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(q)                                 Liens arising out of judgments or awards not resulting in a Default, provided that, the Company or such Subsidiary, as applicable, shall in good faith be prosecuting an appeal or proceedings for review;

(r)                                    Liens on any escrow account wherein funds or other assets have been deposited to (i) repay the Existing Subordinated Notes and/or (ii) to redeem the Senior Subordinated Notes;

(s)                                  exceptions to title set forth in the title policy corresponding to any Mortgages; and

(t)                                    restrictions on transfers of securities imposed by applicable securities laws.

8.4               Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)                                  Guarantee Obligations in existence on the date hereof and listed in Schedule 8.4(a);

(b)                                 Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed, together with (but without double-counting) the aggregate outstanding principal amount of Indebtedness incurred and permitted by subsection 8.2(l), $60,000,000 at any one time outstanding;

(c)                                  guarantees made by the Company of obligations of any of its Subsidiaries, or by any Subsidiary of the Company’s or another Subsidiary’s obligations, which obligations are otherwise permitted under this Agreement;

(d)                                 Guarantee Obligations of Domestic Subsidiaries in respect of the Senior Subordinated Notes or other Subordinated Debt so long as (i) such Guarantee Obligations are subordinated to such Domestic Subsidiary’s Guarantor Obligations (as defined in the Guarantee and Collateral Agreement) on terms and conditions satisfactory to the Required Lenders (it being agreed that the subordination provisions in the Senior Subordinated Note Indenture are satisfactory to the Required Lenders) and (ii) such Domestic Subsidiary is a Guarantor (as defined in the Guarantee and Collateral Agreement);

(e)                                  Guarantee Obligations arising pursuant to any Existing Subordinated Note Indenture Documents;

(f)                                    guarantees by Foreign Subsidiaries of Indebtedness of other Foreign Subsidiaries permitted under subsection 8.2(d); and

(g)                                 the Guarantees and any L/C Obligations.

8.5               Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

(a)                                  any Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving entity) or with or into any one or more Subsidiaries of the Company (provided that (i) a Subsidiary shall be the continuing or surviving entity, (ii) the surviving entity must be a Guarantor if any merged or consolidated Subsidiary is a Guarantor and (iii) the percentage of the Capital Stock of the surviving entity owned directly or indirectly by the Company is at least equal to the higher of (A) the percentage of the Capital Stock of the merged or consolidated Subsidiary owned directly or indirectly by the Company immediately prior to such merger or consolidation and (B) the percentage of the Capital Stock of the surviving entity owned directly or indirectly by the Company immediately prior to such merger or consolidation);

(b)                                 any Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Subsidiary of the Company, provided that (i) if the Subsidiary whose assets are so sold, leased, transferred or otherwise disposed of is a Guarantor, any Subsidiary to which such assets are so sold, leased, transferred or otherwise disposed of must also be a Guarantor, except that any Domestic Subsidiary may transfer the Capital Stock of any Foreign Subsidiary owned by it to a Foreign Subsidiary which is formed to be a holding company with respect to the Capital Stock of Foreign Subsidiaries, and (ii) the Company directly or indirectly owns at least the same percentage of the Capital Stock of any Subsidiary to which such assets are so sold, leased, transferred or otherwise disposed of as the Company owns of the Capital Stock of the Subsidiary whose assets are so sold, leased, transferred or otherwise disposed of;

(c)                                  any Subsidiary may be merged with any other Person or sell or transfer all or substantially all of its property, business or assets in a transaction permitted by subsection 8.6(f) or 8.6(g); and

(d)                                 any Subsidiary may be merged with any other Person to effect a Permitted Acquisition permitted by subsection 8.9(i) so long as the surviving entity is a Subsidiary.

8.6               Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Company or any wholly owned Subsidiary, except:

(a)                                  the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b)                                 the sale or lease of inventory in the ordinary course of business;

(c)                                  the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(d)                                 dispositions resulting from any Casualty Event;

(e)                                  as permitted by subsection 8.5(b) or in the nature of Investments permitted by Section 8.9(i) in respect of joint ventures;

(f)                                    (i) the asset sales and other dispositions described in Schedule 8.6(f) and (ii) asset sales in connection with transactions permitted under subsection 8.12;

(g)                                 sales of assets for fair market value by the Company and its Subsidiaries not otherwise permitted under this subsection, provided that the aggregate consideration (including assumed Indebtedness and the fair market value of non-cash consideration) of all such asset sales shall not exceed $20,000,000 in any year or $60,000,000 in the aggregate after the Closing Date; and

(h)                                 the lease of real property in the ordinary course of business and consistent with past practice.

8.7               Limitation on Dividends and Stock Purchases.  Declare or pay any dividend (other than dividends payable solely in common stock of the Company) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Company or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, except that the Company may:

(a)                                  repurchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by employees, officers, directors and consultants of the Company or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement or stock ownership arrangement, provided that (A) the aggregate amount paid in any fiscal year for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $10,000,000 (provided that, if the Company repurchased, redeemed or otherwise acquired or retired less than $10,000,000 of its Capital Stock in any fiscal year (or such increased maximum amount allowed after giving effect to this proviso), the Company may carry forward to the ensuing fiscal year the amount of such difference, and the maximum aggregate amount of all such repurchased, redeemed, acquired or retired Capital Stock for that ensuing fiscal year shall be increased by the amount of such difference; provided further that, taking into account the accumulation of all such amounts carried forward, the maximum aggregate amount shall not exceed $30,000,000 in any fiscal year), (B) no Event of Default shall have then occurred and be continuing or would result therefrom, and (C) the Company may not, nor will it permit any of its Subsidiaries to repurchase any Capital Stock issued to any officer, employee, director or consultant pursuant to the terms of the Management Equity Plan other than:

(i)                                     a repurchase of any Capital Stock in connection with any Redemptions;

(ii)                                  a repurchase of any Capital Stock that is made after the death or Permanent Disability of such officer, employee, director or consultant;

(iii)                               a repurchase of any common stock of the Company which has been owned by such officer, employee, director or consultant for a period of time greater than six months;

(iv)                              a repurchase of any Capital Stock in connection with any event described in subsection 9(1);

(v)                                 a repurchase of any Capital Stock at any point in time in which all options issued and outstanding under the Management Equity Plan are subject to variable plan accounting pursuant to the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock issued to Employees” (APB25);

(vi)                              a repurchase of any Capital Stock to the extent necessary or advisable, pursuant to Section 10 or 13 of the Management Equity Plan; however, for purposes of clarity, the Company call right upon a participant’s termination of employment, except in the event of death or Permanent Disability, described in Section 10(a) of the Management Equity Plan shall not be considered necessary or advisable;

(vii)                           a repurchase of any Capital Stock to the extent used to satisfy Minimum Tax Withholding requirements associated with the exercise of such Capital Stock; and

(viii)                        a repurchase of any Capital Stock at any point subsequent to the Company’s adoption of the accounting provisions of Financial Accounting Standards Board Issuance No. 123 — “Accounting for Stock-Based Compensation” (FAS 123), or any other fair value method of accounting generally accepted in the United States, such that the repurchase of such Capital Stock would not trigger liability accounting for all options under the Management Equity Plan;

(b)                                 exchange Capital Stock of the Company held by any employee, officer, director or consultant of the Company or any of its Subsidiaries for other Capital Stock of the Company;

(c)                                  undertake the Redemptions; and

(d)                                 pay cash dividends on the Convertible Preferred during the first six years after issuance so long as the Leverage Ratio, on a pro forma basis giving effect to the payment of such dividends, is less than 2.25:1 and no Event of Default has occurred and is continuing or would result therefrom.

8.8               Limitation on Capital Expenditures.  Make or commit to make a Capital Expenditure, excluding (i) any such Capital Expenditure in connection with any asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and (ii) Capital Expenditures not exceeding, in the aggregate for the Company and its Subsidiaries during any of the fiscal years of the Company set forth below, the amount set forth opposite such fiscal year below:

Fiscal Year	Amount
2003	85,000,000
2004	95,000,000
2005	100,000,000
2006	105,000,000
2007	110,000,000
2008	120,000,000
2009	130,000,000
2010 and each Fiscal Year thereafter	150,000,000

provided, that up to 100% of any such amount if not so expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the three succeeding fiscal years.

8.9               Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (an “Investment”), except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 investments in Cash Equivalents;

(c)                                  loans and advances to employees of the Company or its Subsidiaries for travel, entertainment and relocation expenses in an aggregate amount for the Company and its Subsidiaries not to exceed $5,000,000 at any one time outstanding, provided that such loans and advances are in compliance with applicable laws;

(d)                                 (i) Investments by the Company in any Guarantor and Investments by Subsidiaries in the Company and in any Guarantor, (ii) Investments by Subsidiaries that are not Guarantors in Subsidiaries that are not Guarantors and (iii) Investments not otherwise permitted hereunder by the Company or the Guarantors in Subsidiaries that are not Guarantors, provided that the aggregate amount of all Investments (including Investments in such Subsidiaries in the nature of sales and transfers of assets (including, pursuant to a transaction permitted under subsection 8.5) to the extent made for less than fair market value and Guarantee Obligations pursuant to subsection 8.4) made in any fiscal year pursuant to this clause (e)(iii) shall not exceed $20,000,000; provided, further, that (x) up to 100% of any such amount if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the three succeeding fiscal years, and (y) the conversion of any Indebtedness owed to the Company or any Guarantor by any Subsidiary into equity of such Subsidiary shall not constitute an additional Investment in such Subsidiary by the Company or such Guarantor for purposes of the limitation contained in the immediately preceding proviso;

(e)                                  Interest Rate Protection Agreements contemplated by subsection 7.11 and Foreign Currency Protection Agreements permitted hereunder;

(f)                                    loans by the Company or its Subsidiaries to their employees in connection with management incentive plans in an aggregate amount not to exceed $4,000,000 at any one time outstanding;

(g)                                 Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)                                 Investments made by the Company or any of its Subsidiaries as a result of consideration received in connection with a sale of assets permitted under subsection 8.6;

(i)                                     Permitted Acquisitions;

(j)                                     other Investments in an aggregate amount not to exceed $40,000,000 at any one time outstanding; and

(k)                                  the Investments described in Schedule 8.9(k).

8.10                           Limitation on Optional Payments and Modifications of Subordinated and Other Debt Instruments.  (a)  Make any optional payment or prepayment on or redemption, purchase or defeasance of any Senior Subordinated Notes (other than any refinancing thereof with the Net Cash Proceeds of any Subordinated Debt permitted under subsection 8.2(j)(ii)) or any other Subordinated Debt (other than the Existing Subordinated Notes); provided, that the Company may make any optional payment or prepayment on, or redeem, purchase, defease or otherwise acquire any Senior Subordinated Notes or other Subordinated Debt so long as the Leverage Ratio, on a pro forma basis giving effect to such payment, prepayment, redemption, purchase, defeasance or other acquisition, is less than 2.25:1, such payment, prepayment, redemption, purchase, defeasance or other acquisition is not in an amount greater than 105% of the principal amount of such Senior Subordinated Notes or other Subordinated Debt being paid, prepaid, redeemed, purchased, defeased or otherwise acquired and no Event of Default has occurred and is continuing or would result therefrom, (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to any Senior Subordinated Notes or any other Subordinated Debt (other than in connection with the payoff and redemption of the Existing Subordinated Notes and the termination of the Existing Subordinated Note Indenture Documents, and other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon or otherwise would not be adverse to the Lenders), or (c) amend the subordination provisions of the Senior Subordinated Notes, the Senior Subordinated Note Indenture or any other Subordinated Debt Documentation (other than in connection with the payoff and redemption of the Existing Subordinated Notes and the termination of the Existing Subordinated Note Indenture Documents).

8.11                           Limitation on Transactions with Affiliates.  Except for (i) transactions permitted under subsection 8.2, 8.4, 8.7, 8.9 and 8.17 and (ii) the payment of customary directors’ fees, indemnification and reimbursement of expenses to directors, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Company’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.  Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to undertake the Transactions as contemplated herein.

8.12                           Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, except for any sale and leaseback as to which the sale is permitted pursuant to subsections 8.6(f) or (g) and the proceeds are applied to the extent required pursuant to 4.3(d).

8.13                           Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement, other than (a) purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), and (b) agreements with respect to the Indebtedness permitted under subsection 8.2(d) (which restrictions may only limit the granting of Liens on the assets of a Foreign Subsidiary), which prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure the obligations of the Company and its Subsidiaries under the Loan Documents or the obligations of the Company and its Subsidiaries under any other document relating to any refinancing, refunding, renewal or extension of this Agreement or any amendment, restatement or other modification of any of the Loan Documents.

8.14                           Limitation on Changes in Fiscal Year.  Permit the fiscal year of the Company to end on a day other than December 31 in any calendar year.

8.15                           Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses which are in the same, similar or reasonably related or complementary businesses as the businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto (including, without limitation, ownership of interests in trusts which own certain aircraft).

8.16                           Limitation on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company; except for (i) in the case of clause (a) above, Liens on the Capital Stock of Subsidiaries permitted hereunder, (ii) such encumbrances or restrictions existing under or by reason of any restrictions existing under the Loan Documents, the Senior Subordinated Note Indenture Documents or the Existing Subordinated Note Indenture Documents, (iii) restrictions in Indebtedness incurred by Foreign Subsidiaries permitted to be incurred hereunder, which shall be applicable only to such Foreign Subsidiary and its Subsidiaries, and (iv) in the case of clause (c) above, customary provisions in leases, sales agreements, joint venture agreements and other contracts restricting the assignment thereof.

8.17                           Limitation on Management Fees.  Pay management or similar fees to the Sponsors; provided that the Company may pay up to an aggregate amount not in excess of $750,000 to the Sponsors and may pay or reimburse the Sponsors for reasonable expenses actually incurred, provide customary indemnifications, and provide director fees and compensation consistent with that provided to other directors.

8.18                           Designated Senior Debt.  Designate any Indebtedness of any Loan Party (other than Indebtedness under this Agreement) as “Designated Senior Debt” or “Designated Guarantor Senior Debt” under and as defined in the Senior Subordinated Note Indenture or any other Subordinated Debt Documentation, in each case without the prior written consent of the Administrative Agent and the Required Lenders.

8.19                           Chief Executive Office.  Move its chief executive office and the office at which it maintains its records relating to the transactions contemplated by this Agreement and the Security Documents or change its state of organization unless (a) not less than 45 days’ prior written notice of its intention to do so, clearly describing the new location or state, shall have been given to the Administrative Agent and each Lender and (b) such action, reasonably satisfactory to the Administrative Agent and each Lender to maintain any security interest in the property subject to the Security Documents at all times fully perfected and in full force and effect shall have been taken.

8.20                           Limitations on Activities of Special Purpose Subsidiaries.  Permit KCI International or KCII to amend the provisions of KCI International’s certificate of incorporation or KCII’s operating agreement that restrict the ability of KCI International and KCII to incur Indebtedness, Guarantee Obligations or Liens, conduct any business other than holding Capital Stock of Subsidiaries of the Company or merging or consolidating with any other Person unless the governing documents of the survivor of such merger or consolidation contain similar restrictions.

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  The Company shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Loan, or any other amount payable hereunder (including, without limitation, any fees), within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)                                 Any representation or warranty made or deemed made by the Company or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in Section 8 hereof or subsection 7.7(a); or

(d)                                 The Company or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice to the Company by any Lender or any Agent of such default and (ii) any Responsible Officer of any Loan Party becoming aware of such default; or

(e)                                  The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest of any Indebtedness (other than the Loans) or in the payment of any Guarantee Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless the aggregate amount of Indebtedness and/or Guarantee Obligations in respect of which any default or other event or condition referred to in this paragraph shall have occurred shall be equal to at least $15,000,000; or

(f)                                    (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief of any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan (other than a Multiemployer Plan) or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to terminate any Single Employer Plan, or the PBGC shall have notified any Loan Party or any Commonly Controlled Entity that it intends to seek such termination, or to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or a notice of intent to terminate any Single Employer Plan shall have been filed by any Loan Party or any Commonly Controlled Entity, (v) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any Loan Party or Commonly Controlled Entity shall file an application for a minimum funding waiver pursuant to Section 412(d) of the Code with respect to any Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, paid, satisfied, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Company or any other Loan Party which is a party to any of the Security Documents shall so assert or (ii) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                                     Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert; or

(k)                                  Any subordination provision in the Senior Subordinated Note Indenture or any other Subordinated Debt Documentation shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert (other than in connection with the termination of the Existing Subordinated Note Indenture Documents); or

(l)                                     (i) the Sponsors shall cease to beneficially own at least 35% or more of the outstanding Capital Stock of the Company having ordinary voting power in the election of directors of the Company, measured by voting power rather than number of shares, (ii) (x) any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934,

as amended) (other than the Sponsors, the other shareholders of the Company existing on the Closing Date and the initial purchasers of the Convertible Preferred within 10 Business Days of the Closing Date) shall have beneficial ownership of 30% or more of the outstanding Capital Stock of the Company having ordinary voting power in the election of directors of the Company, measured by voting power rather than number of shares, and (y) the Sponsors, the other shareholders of the Company existing on the Closing Date and the initial purchasers of the Convertible Preferred within 10 Business Days of the Closing Date shall have beneficial ownership of less than 50% of the outstanding Capital Stock of the Company having ordinary voting power in the election of directors of the Company, measured by voting power rather than number of shares, (iii) the Board of Directors of the Company shall not consist of a majority of Continuing Directors; “Continuing Directors” shall mean the directors of the Company on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors or (iv) any “change of control” shall occur under the Senior Subordinated Note Indenture or any other Subordinated Debt Documentation representing Indebtedness in excess of $15,000,000;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section with respect to the Company, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Company shall at such time deposit in a cash collateral account opened by the Collateral Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  The Company hereby grants to the Collateral Agent, for the benefit of the Issuing Bank and the L/C Participants, a security interest in such cash collateral to secure all Obligations under this Agreement and the other Loan Documents.  Amounts held in such cash collateral account shall be applied by the Collateral Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations.  Within a reasonable period after all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company.  The Company shall execute and deliver to the Collateral Agent, for the account of the Issuing Bank and the L/C Participants, such further documents and instruments as the Collateral Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.  THE AGENTS

10.1                           Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent.  Without limiting the foregoing, the use of the term “agent” with respect to either Agent is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Agents and the Lenders hereby acknowledge and agree that the Administrative Agent shall be the only Agent which shall be a “Representative” of the Lenders under the Senior Subordinated Note Indenture (after execution and delivery thereof) and any other Subordinated Debt Documentation (after execution and delivery thereof).

The Issuing Bank shall act on behalf of the Lenders with respect to Letters of Credit issued or made under this Agreement and the documents associated therewith.  It is understood and agreed that the Issuing Bank (a) shall have all of the benefits and immunities (i) provided to the Agents in this Section 10 with respect to acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued under this Agreement and the documents associated therewith as fully as if the term “Agents”, as used in this Section 10, included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement and (b) shall have all of the benefits of the provisions of subsection 10.7 as fully as if the term “Agents”, as used in subsection 10.7, included the Issuing Bank.

10.2                           Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3                           Exculpatory Provisions.  Neither Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Company or any other Loan Party to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any other Loan Party.

10.4                           Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Loan Party), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the relevant Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the relevant Lenders entitled to so act, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5                           Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders entitled to so act, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement expressly requires that such actions be taken or not be taken only with the consent or upon the authorization of the Required Lenders).

10.6                           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by such Agent or any such other Person hereinafter taken, including any review of the affairs of the Company or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or any such other Person to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties and made its own decision to make its extensions of credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Company or any other Loan Party which may come into the possession of the Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7                           Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders agree to indemnify each Agent-Related Person (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Voting Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the relevant Agent-Related Person’s gross negligence or willful misconduct; provided, further, that the liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement, as the case may be, was incurred by or asserted against the Agent-Related Person in its capacity as such.  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

10.8                           Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company and the other Loan Parties as though such Agent were not an Agent hereunder and under the other Loan Documents and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, each Agent and its Affiliates may receive information regarding the Company or the other Loan Parties or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or the other Loan Parties or their respective Affiliates) and acknowledge that neither Agent nor their respective Affiliates shall be under an obligation to provide such information to them.  With respect to the Loans made by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9                           Successor Administrative Agent.

(a)                                  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Company (which approval shall not be unreasonably withheld)), shall succeed to the rights, powers and duties of the Administrative Agent hereunder.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Effective upon such appointment by the Required Lenders or by the Administrative Agent, the term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.  If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)                                 The Collateral Agent may resign as Collateral Agent upon 10 days’ notice to the Lenders.  If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent (provided that it shall have been approved by the Company (which approval shall not be unreasonably withheld)), shall succeed to the rights, powers and duties of the Collateral Agent hereunder.  If no successor agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Effective upon such appointment by the Required Lenders or by the Collateral Agent, the term “Collateral Agent” shall mean such successor agent, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Loan Documents.  If no successor agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10                     Agents and Arrangers.  Notwithstanding anything to the contrary contained herein, none of the entities listed on the cover page of this Agreement as a “Syndication Agent”, “Joint Lead Arranger and Joint Book Manager” or “Documentation Agent”, in their capacities as such, shall have any duties or obligations of any kind under this Agreement.

SECTION 11.  MISCELLANEOUS

11.1                           Amendments and Waivers.  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection (or, solely with respect to Schedule 5.16, in accordance with subsection 7.2(b) and with respect to Schedules 2, 3 and 6 to the Guarantee and Collateral Agreement, in accordance with that agreement).  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Company and the other Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of, amending, supplementing, modifying or adding any provisions of or to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders, the Company hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, or (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral or release any material Guarantor, in each case without the written consent of all the Lenders (subject to the provisions of subsection 7.10(d)), or (iii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders without the written consent of all the Lenders, or (iv) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent or (v) amend, modify or waive subsection 4.3(e) or 4.9 without the consent of the Required Tranche B Lenders, or reduce the percentage specified in the definition of Required Tranche B Lenders without the consent of all the Tranche B Lenders, or (vi) amend, modify or waive subsection 3.3 without the consent of Lenders the Voting Percentages of which aggregate at least 66-2/3% or (vii) amend, modify or waive Section 2 or subsection 4.3(e) or 4.9 without the consent of the Required Revolving Credit Lenders, or reduce the percentage specified in the definition of Required Revolving Credit Lenders without the consent of all the Revolving Credit Lenders or (viii) amend, modify or waive subsection 2.5 through 2.12 or subsection 10.1 without the consent of the Issuing Bank or (ix) amend, modify or waive any provision of subsection 2.13, 2.14 or 2.15 without the consent of the Swing Line Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Company, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2                           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by overnight courier, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in Schedule 11.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Company:                                                                                                                                                                8023 Vantage Drive

San Antonio, Texas 78230-4726

Attention:  Chief Executive Officer

Telephone:  (210) 524-9000

Telecopy:  (210) 255-6998

with a copy to:

8023 Vantage Drive

San Antonio, Texas 78230-4726

Attention:  General Counsel

Telephone:  (210) 255-6331

Telecopy:  (210) 255-6993

The Administrative Agent:                                                                                                 with respect to all matters other than Loan Notices:

Alice Lee

750 Seventh Avenue, 11th Floor

New York, NY  10020

Telephone: 212-762-2601

Telecopy: 212-762-0346

with a copy to:

James Morgan

1633 Broadway, 25th Floor

New York, NY 10019

Telephone: 212-537-1470

Telecopy: 212-537-1867/1866

with respect to Loan Notices (other than in connection with Letters of Credit):

James Morgan / Larry Benison

1633 Broadway, 25th Floor

New York, NY 10019

Telephone: 212-537-1470 / 1439

Telecopy: 212-537-1867 / 1866

with respect to Loan Notices in connection with Letters of Credit:

James Morgan / Larry Benison

1633 Broadway, 25th Floor

New York, NY 10019

Telephone: 212-537-1470 / 1439

Telecopy: 212-537-1867 / 1866

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 2.6, 2.14, 3.2, 4.2 or 4.4 shall not be effective until received.

11.3                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5                           Payment of Expenses and Taxes.  Subject to subsection 11.17, the Company agrees (a) to pay or reimburse the Agents and Agent-Related Persons for all their out-of-pocket costs and expenses incurred in connection with the development, preparation, syndication and execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one outside counsel to the Agents (including the reasonable allocated fees and expenses of in-house counsel), (b) to pay or reimburse each Lender and the Agents for all their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent (including the allocated fees and expenses of in-house counsel), (c) to pay, indemnify, and hold each Lender, the Issuing Bank, the Agents and each Agent-Related Person harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) TO PAY, INDEMNIFY, AND HOLD EACH LENDER, THE ISSUING BANK, THE AGENTS AND THE AGENT-RELATED PERSONS AND THEIR RESPECTIVE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL OTHER LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE AND ADMINISTRATION OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE TRANSACTION DOCUMENTS, OR THE USE OR PROPOSED USE OF THE PROCEEDS OF THE LOANS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND ANY SUCH OTHER DOCUMENTS, REGARDLESS OF WHETHER ANY AGENT OR LENDER IS A PARTY TO THE LITIGATION OR OTHER PROCEEDING GIVING RISE THERETO AND REGARDLESS OF WHETHER ANY SUCH LITIGATION OR OTHER PROCEEDING IS BROUGHT BY THE COMPANY OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING RELATING TO THE VIOLATION OF, NONCOMPLIANCE WITH OR LIABILITY UNDER, ANY ENVIRONMENTAL LAW APPLICABLE TO THE OPERATIONS OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THE PROPERTIES (ALL THE FOREGOING IN THIS CLAUSE (d), COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), PROVIDED THAT THE COMPANY SHALL HAVE NO OBLIGATION HEREUNDER TO THE AGENTS, ANY LENDER OR THE ISSUING BANK OR ANY OF THEIR RESPECTIVE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES AND AGENTS WITH RESPECT TO INDEMNIFIED LIABILITIES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON.  WITHOUT LIMITING THE FOREGOING, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO ASSERT, AND HEREBY WAIVES, AND SHALL CAUSE EACH OF ITS SUBSIDIARIES NOT TO ASSERT AND TO WAIVE, ALL RIGHTS OF CONTRIBUTION OR ANY OTHER RIGHTS OF RECOVERY WITH RESPECT TO ALL CLAIMS, DEMANDS,

PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE, UNDER OR RELATED TO ENVIRONMENTAL LAWS, THAT ANY OF THEM MIGHT HAVE BY STATUTE OR OTHERWISE AGAINST ANY AGENT OR LENDER.  The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

11.6                           Successors and Assigns; Participations and Assignments.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Agents and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender may, in the ordinary course of its activities and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1.  The Company agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 11.7(a) as fully as if it were a Lender hereunder.  The Company also agrees that each Participant shall be entitled to the benefits of subsections 4.11, 4.12 and 4.13 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender, provided that, in the case of subsection 4.12, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender may, in the ordinary course of its activities and in accordance with applicable law, at any time and from time to time assign to any Lender or any branch or affiliate or a Related Fund thereof or, with the consent of the Administrative Agent (and, with respect to assignments of Revolving Loans or Revolving Credit Commitments, the Issuing Bank and the Swing Line Lender) and (so long as no Event of Default is continuing) the Company, (which consent in each case shall not be unreasonably withheld or delayed), to an additional bank, financial institution or entity which is regularly engaged in making, purchasing or investing in loans (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of Exhibit A, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof or a Related Fund, by the Company, the Issuing Bank and the Swing Line Lender (in each case, if required) and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, (i) in the case of any such assignment to an additional bank or financial institution of less than all of the rights and obligations of the assigning Lender, (A) the sum of the aggregate principal amount of the Revolving Loans, the aggregate amount of the L/C Obligations and the aggregate amount of the Available Revolving Credit Commitments being assigned shall not be less than $3,000,000 and (B) the sum of the aggregate principal amount of the Tranche B Term Loans being assigned shall not be less than $1,000,000 except in the case of an assignment which will result in a group of Related Funds holding a Tranche B Commitment of not less than $1,000,000, (or, in each case, such lesser amount as may be agreed to by the Company and the Administrative Agent) (it being agreed, for the avoidance of doubt, that this minimum dollar threshold shall apply to each Lender or Assignee individually whether or not such Lender or Assignee is a branch or affiliate or Related Fund of any other Lender), (ii) assignments shall not be required to be made on a ratable basis between the Commitments and/or Loans held by any Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto) and (iii) no consent of the Company shall be required for any reason with respect to assignments made during the primary syndication of the Tranche B Term Loan.

(d)                                 The Administrative Agent, on behalf of the Company, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, and any Notes evidencing the Loans owned by, each Lender from time to time.  Notes and the Loans evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer on the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of such Loan(s) and the Note(s) evidencing the same shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note(s) evidencing such Loan(s), accompanied by a duly executed Assignment and Assumption, and thereupon one or more new Note(s) in the same aggregate principal amount shall be issued, if requested, to the designated Assignee(s) and the old Note(s) shall be returned by the Agent to the Company, marked “cancelled”.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the

Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder (whether or not evidenced by a Note) as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder (whether or not evidenced by a Note) shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e)                                  Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Company, the Issuing Bank and the Swing Line Lender (in each case, if required) and the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company.  The Company and each Lender shall have access to the Register at all times during normal business hours upon reasonable advance notice to the Administrative Agent.

(f)                                    The Company authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, subject to such Person’s agreeing to comply with the provisions of subsection 11.15, any and all financial and other information in such Lender’s possession concerning the Company and any of its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and any of its Affiliates prior to becoming a party to this Agreement.

(g)                                 Notwithstanding any other provision set forth in this Agreement, any Lender may, without the consent of the Company or the Administrative Agent, at any time (i) assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank or (ii) pledge all or any portion of its rights (but not its obligations to make Loans or participate in Letters of Credit) hereunder to any trustee or holders of obligations owed, or securities issued, by such Lender as security for such obligations or securities or to any other representative of such holders.  No such assignment shall release the assigning Lender from its obligations hereunder.

11.7                           Adjustments; Set-off.

(a)                                  If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, its Reimbursement Obligations or other amounts owing to it hereunder in respect of any participating interest in any Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of such other relevant Lender’s relevant Loans, Reimbursement Obligations or other amounts owing to it hereunder in respect of any participating interest in any Loan, or interest thereon, such Benefited Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of each such other relevant Lender’s relevant Loans, Reimbursement Obligations or other amounts owing to it hereunder in respect of any participating interest in any Loan, or shall provide such other relevant Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the relevant Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, subject to subsection 11.17, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount (including, without limitation, any amount owing to such Lender in respect of an undivided interest purchased by such Lender in any draft paid by the Issuing Bank under any Letter of Credit pursuant to subsection 2.8(a) or any participating interest in any Swing Line Loans or any participating interest purchased pursuant to subsection 11.6(b)) becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of the Company.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

11.9                           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10                     Integration.  This Agreement and the other Loan Documents represent the agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11                     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY,

AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12                     Submission To Jurisdiction; Waivers.  The Company hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 appoints CT Corporation System its authorized agent to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this subsection 11.12;

(c)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(d)                                 agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System at 111 Eighth Avenue, New York, New York 10011 or at such other New York State address of which the Administrative Agent shall have been notified pursuant thereto;

(e)                                  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)                                    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13                     Acknowledgements.  The Company hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

11.14                     WAIVERS OF JURY TRIAL.  THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15                     Confidentiality.  Each Lender agrees to keep confidential all non-public information provided to it by the Company and any other Loan Party pursuant to the Loan Documents, provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee which agrees to comply with the provisions of this subsection, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) in connection with any litigation or similar proceeding to which each Lender is a party, (vii) which has been publicly disclosed other than in breach of this Agreement, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio, (ix) to any direct or indirect contractual counterparty in swap agreements or to such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.15) or (x) in connection with the exercise of any remedy hereunder.

Notwithstanding anything contained herein to the contrary, each of the Company and each Lender (and each employee, representative or other agent of each thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by the Loan Documents, provided, however, that neither the Company nor any Lender (and no employee, representative or other agent thereof) shall disclose any other information that is not relevant to understanding the tax treatment and tax structure of such transactions (including the identity of any party and any information that could lead another to determine the identity of any party) or any other information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law.

11.16                     Conversion of Currencies.

(a)                                  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Banking Day immediately preceding the day on which final judgment is given.

(b)                                 The obligations of the Company in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; subject to subsection 11.17, if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Company contained in this subsection 11.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

11.17                     Usury Savings Clause.  It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Agreement, any Notes, any of the other Loan Documents or any other document related hereto or thereto, in no event shall this Agreement or any such other document require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws.  If from any circumstances whatsoever, fulfillment of any provision of this Agreement, any Notes, any of the other Loan Documents or of any other document pertaining hereto or thereto, shall involve transcending the limit of validity prescribed by applicable law for the collection or charging of interest, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Administrative Agent and the Lenders shall ever receive anything of value as interest or deemed interest by applicable law under this Agreement, any Notes, any of the other Loan Documents or any other document pertaining hereto or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under the Loans or on account of any other indebtedness of the Company, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of such indebtedness, such excess shall be refunded to the Company.  In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Administrative Agent and the Lenders, under any specified contingency, exceeds the highest lawful rate, the Company, the Administrative Agent and the Lenders shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that interest thereon does not exceed the maximum amount permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

11.18                     Release of Mortgages and Other Security Documents.

(a)                                  At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letter of Credit shall be outstanding (or any outstanding Letters of Credit have been cash collateralized), the Administrative Agent shall, at the request and sole expense of any Loan Party, take such actions as are reasonably necessary or desirable to release the relevant Collateral (other than the cash collateralizing any outstanding Letters of Credit) from the Liens created by the Mortgages and other Security Documents, and cause the Mortgages and other Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party thereunder to terminate.

(b)                                 If any of the Collateral subject to a Mortgage or other Security Document shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Lien created by such Mortgage or other Security Document on such Collateral.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KINETIC CONCEPTS, INC.

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON, as Syndication Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, as Documentation Agent

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent and Issuing Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as Documentation Agent

By:
Name:
Title:

EXHIBIT A TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swing Line Loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate of a Lender]

3.	Borrower:

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc.

5.	Credit Agreement:

The Credit Agreement dated as of August 11, 2003 (as amended, restated, supplemented or otherwise modified from time to time), among Kinetic Concepts, Inc., the Lenders parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents.

SCHEDULE 1 TO
ASSIGNMENT AND ASSUMPTION

ASSIGNOR:
Revolving Loan
Percentage interest assigned		%
Revolving Loan Commitment assigned	$
Aggregate outstanding principal amount of Revolving Loan Advances assigned	$
Tranche B Term Loan
Percentage interest assigned		%
Tranche B Commitment assigned	$
Outstanding principal amount of Tranche B Term Loan assigned	$
Letter of Credit Loan
Letter of Credit Commitment assigned	$

ASSIGNEE:
Revolving Loan Facility
Percentage interest assumed		%
Revolving Loan Commitment assumed	$
Aggregate outstanding principal amount of Revolving Loan Advances assumed	$
Tranche B Term Loan
Percentage interest assumed		%
Tranche B Commitment assumed	$
Outstanding principal amount of Tranche B Term Loan assumed	$
Letter of Credit Loan
Letter of Credit Commitment assumed	$

*If there are multiple assignors/assignees add additional columns as necessary.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:]

[Consented to:

[WELLS FARGO BANK, NATIONAL ASSOCIATION,]
as Issuing Bank

By:
Name:
Title:]

[Consented to:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Swing Line Lender

By:
Name:
Title:]

[Consented to:

KINETIC CONCEPTS, INC.

By:
Name:
Title:]

Annex 1

to Assignment and Assumption Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1.                                       Representations and Warranties

1.1                                 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claims and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively, the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2                                 Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Assignee set forth in subsection 11.6(c) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsections 5.1 and 7.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

EXHIBIT B TO CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

To be delivered separately.

EXHIBIT C-1 TO CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

[FORM OF REVOLVING CREDIT NOTE]

REVOLVING CREDIT NOTE

$	New York, New York
, 2003

FOR VALUE RECEIVED, the undersigned, KINETIC CONCEPTS, INC., a Texas corporation (the “Company”), hereby unconditionally promises to pay to the order of                                               (the “Lender”), at the office of Morgan Stanley Senior Funding, Inc. located at 750 Seventh Avenue, 11th Floor, New York, New York 10020 (or such other address as shall be specified from time to time by the Administrative Agent), in lawful money of the United States of America and in immediately available funds on the Revolving Credit Termination Date the principal amount of the aggregate unpaid principal amount of all Revolving Loans of the Lender made to the Company pursuant to subsection 2.1 of the Credit Agreement (as hereinafter defined).  The Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 4.6 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Loan of the Lender and the date and amount of each payment or prepayment of principal thereof, each continuation thereof as the same Type, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement (or any error therein) shall not affect the obligations of the Company in respect of any Revolving Loan.

This Note (a) is one of the Revolving Credit Notes referred to in the Credit Agreement, dated as of August 11, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lender, the several other banks and financial institutions from time to time parties thereto (together with the Lender, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and guarantees were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Except as otherwise provided in the Credit Agreement, all parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

KINETIC CONCEPTS, INC.

By:
Name:
Title:

Schedule A
to Revolving Credit Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Revolving Credit Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT C-2 TO CREDIT AGREEMENT

FORM OF TRANCHE B TERM NOTE

[FORM OF TRANCHE B TERM NOTE]

TRANCHE B TERM NOTE

$	New York, New York
, 2003

FOR VALUE RECEIVED, the undersigned, KINETIC CONCEPTS, INC., a Texas corporation (the “Company”), hereby unconditionally promises to pay to the order of                                         (the “Lender”), at the office of Morgan Stanley Senior Funding, Inc. located at 750 Seventh Avenue, 11th Floor, New York, New York 10020 (or such other address as shall be specified from time to time by the Administrative Agent), in lawful money of the United States of America and in immediately available funds, the principal amount of                        DOLLARS ($               ), or, if less, the unpaid principal amount of the Tranche B Term Loan of the Lender outstanding pursuant to subsection 3.1 of the Credit Agreement (as hereinafter defined).  The principal amount of this Note shall be payable in the amounts and on the dates specified in subsection 3.3 of the Credit Agreement.  The Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsection 4.6 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of the Tranche B Term Loan of the Lender and the date and amount of each payment or prepayment of principal with respect thereto, each conversion of all or a portion thereof to another Type, each continuation of all or a portion thereof as the same Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement (or any error therein) shall not affect the obligations of the Company in respect of any Tranche B Term Loan.

This Note (a) is one of the Tranche B Term Notes referred to in the Credit Agreement, dated as of August 11, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Lender, the several other banks and financial institutions from time to time parties thereto (together with the Lender, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and guarantees were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Except as otherwise provided in the Credit Agreement, all parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

KINETIC CONCEPTS, INC.

By:
Name:
Title:

Schedule A
to Tranche B Term Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date

Amount of Base Rate Loans

Amount Converted to Base Rate Loans

			Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B
to Tranche B Term Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT C-3 TO CREDIT AGREEMENT

FORM OF SWING LINE NOTE

[FORM OF SWING LINE NOTE]

SWING LINE NOTE

New York, New York
[$10,000,000.00]	, 2003

FOR VALUE RECEIVED, the undersigned, KINETIC CONCEPTS, INC., a Texas corporation (the “Company”), hereby unconditionally promises to pay to the order of Morgan Stanley Senior Funding, Inc. (the “Swing Line Lender”), at the office of Morgan Stanley Senior Funding, Inc. located at 750 Seventh Avenue, 11th Floor, New York, New York 10020 (or such other address as shall be specified from time to time by the Administrative Agent), in lawful money of the United States of America and in immediately available funds on the Revolving Credit Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9 of the Credit Agreement (as hereinafter defined)) the principal amount of [TEN] MILLION DOLLARS ([$10,000,000.00]) or, if less, the aggregate unpaid principal amount of the Swing Line Loans of the Swing Line Lender made to the Company pursuant to subsection 2.13 of the Credit Agreement (as hereinafter defined).  The Company further agrees to pay interest in like money at said office on the unpaid principal amount of Swing Line Loans from time to time outstanding at the rates and on the dates specified in subsection 4.6 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Swing Line Loan of the Swing Line Lender and the date and amount of each payment or prepayment of principal thereof.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement (or any error therein) shall not affect the obligations of the Company in respect of any Swing Line Loan.

This Note (a) is the Swing Line Note referred to in the Credit Agreement, dated as of August 11, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Swing Line Lender, the several other banks and financial institutions from time to time parties thereto (together with the Swing Line Lender, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.  This Note is secured and guaranteed as provided in the Loan Documents.  Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and guarantees were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

Except as otherwise provided in the Credit Agreement, all parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KINETIC CONCEPTS, INC.

By:
Name:
Title:

Schedule

to Swing Line Note

LOANS AND REPAYMENTS

Date	Amount of Swing Line Loans Made	Amount of Swing Line Loans Repaid	Unpaid Principal Balance of Swing Line Loans	Notation Made By

EXHIBIT D TO CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

[FORM OF CLOSING CERTIFICATE OF THE COMPANY]

CLOSING CERTIFICATE OF THE COMPANY

Pursuant to subsection 6.1 of the Credit Agreement, dated as of August 11, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kinetic Concepts, Inc., a Texas corporation (“KCI”), the several banks and other financial institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank, and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, the undersigned hereby certifies that he is the duly elected and acting Chief Financial Officer of KCI, and that as such he is authorized to execute and deliver this Closing Certificate on behalf of KCI.  Unless otherwise defined herein, capitalized terms that are defined in the Credit Agreement and used herein are so used as so defined.

The undersigned further certifies, on behalf of KCI, to the best of his or her knowledge as follows:

Closing Date Items:

1.                                       The representations and warranties of KCI set forth in the Credit Agreement and each of the other Loan Documents to which it is a party or that are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of each earlier date;

2.                                       No Default or Event of Default has occurred and is continuing as of the date hereof or will occur after giving effect to the making of the extensions of credit requested to be made on the date hereof or the consummation on the date hereof of each of the transactions contemplated by the Loan Documents;

3.                                       Since December 31, 2002, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect;

4.                                       There are no liquidation or dissolution proceedings pending or to my knowledge threatened against KCI, nor has any other event occurred affecting or threatening the corporate existence of KCI;

5.                                       No governmental or third party consents or approvals are required that have not been obtained (other than any governmental or third party consents or approvals the absence of which could not reasonably be expected to have a Material Adverse Effect);

Senior Subordinated Notes:

6.                                       Attached hereto as Exhibit A is a true and correct copy of each of the Purchase Agreement, the Registration Rights Agreement, and the Senior Subordinated Note Indenture;

7.                                       KCI has received at least $150,000,000 in Net Cash Proceeds from the sale of the Senior Subordinated Notes;

LTM EBITDA, Leverage:

8.                                       EBITDA for the 12-month period ending as of June 30, 2003, on a pro forma basis, is not less than $165 million; and

9.                                       The Leverage Ratio, on a pro forma basis after giving effect to the Transactions, is not greater than 4.1:1.0.

*  *  *

2

IN WITNESS WHEREOF, KCI has caused this Closing Certificate to be executed this         day of August, 2003.

KINETIC CONCEPTS, INC.

By:

EXHIBIT A

Senior Subordinated Note Indenture Documents

[attached]

EXHIBIT E-1 TO CREDIT AGREEMENT

FORM OF LEGAL OPINION OF
SKADDEN, ARPS, SLATE, MEAGHER AND FLOM LLP

To be delivered separately.

EXHIBIT E-2 TO CREDIT AGREEMENT

FORM OF LEGAL OPINION OF
COX & SMITH INCORPORATED

To be delivered separately.

EXHIBIT F TO CREDIT AGREEMENT

FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE

[FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE]

SWING LINE LOAN PARTICIPATION CERTIFICATE

                             , 200

[Name of Lender]

Dear Sirs:

Pursuant to subsection 2.15(c) of the Credit Agreement, dated as of August 11, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement), among Kinetic Concepts, Inc., the several banks and other financial institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, the undersigned hereby acknowledges receipt from you on the date hereof of                                   DOLLARS ($                            ) as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

Very truly yours,

MORGAN STANLEY
SENIOR FUNDING INC.,
as Swing Line Lender

By:
Name:
Title:

EXHIBIT G TO CREDIT AGREEMENT

FORM OF EXEMPTION CERTIFICATE

[FORM OF EXEMPTION CERTIFICATE]

EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of August 11, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kinetic Concepts, Inc., the several banks and other financial institutions from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.                   (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 4.12(b)(i) of the Credit Agreement.  The Non-U.S. Lender hereby represents and warrants that:

1.                                       The Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate.

2.                                       The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code.  In this regard, the Non-U.S. Lender further represents and warrants that:

(a)                                  The Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)                                 the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law, or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.                                       The Non-U.S. Lender is not a 10% shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code.

4.               The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:
Date:

EXHIBIT H TO CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

[FORM OF NOTICE OF BORROWING]

NOTICE OF BORROWING

Morgan Stanley Senior Funding, Inc.,
as Administrative Agent
under the Credit Agreement
referred to below

[Date]

Attention:

Ladies and Gentlemen:

The undersigned, Kinetic Concepts Inc., refers to the Credit Agreement dated as of August 11, 2003 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders, Morgan Stanley & Co. Incorporated, as Collateral Agent, Credit Suisse First Boston, as Syndication Agent, Wells Fargo Bank, National Association, as Issuing Bank and JPMorgan Chase Bank, Wells Fargo Bank, National Association and The Bank of Nova Scotia, as Documentation Agents, and hereby gives you notice, irrevocably, pursuant to Section [2.2 or 3.2] of the Credit Agreement that the undersigned hereby requests a borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by Section [2.2 or 3.2] of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is                           ,       .

(ii)                                  The Proposed Borrowing that is requested is a [Tranche B Term Loan or a Revolving Loan].

(iii)                               The Type of Loan comprising the Proposed Borrowing is [Base Rate Loan] [Eurodollar Rate Loan].

(iv)                              The aggregate amount of the Proposed Borrowing is $                  .

(v)                                 [The initial Interest Period for each Eurodollar Loan made as part of the Proposed Borrowing is                     month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)                              The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date [, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date].

(B)                                No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Delivery of an executed counterpart of this Notice of Borrowing by telecopier shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

[NAME OF BORROWER]

By
Title: